UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under Rule 14a-12		14a-6(e)(2))

VAPOR HUB INTERNATIONAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VAPOR HUB INTERNATIONAL INC.

1871 Tapo Street

Simi Valley, CA 93063

(805) 309-0530

March 3, 2017

TO THE STOCKHOLDERS OF VAPOR HUB INTERNATIONAL INC.:

You are cordially invited to attend a Special Meeting of Stockholders of Vapor Hub International Inc., a Nevada corporation (the “Company”), to be held on March 29, 2017, at 9:00 a.m. Pacific Standard Time, at the Company’s office, 1871 Tapo Street, Simi Valley, CA 93063 (the “Special Meeting”).

At the Special Meeting, stockholders will be asked to consider and act upon the following matters:

1.

To approve the sale (the “Asset Sale”) by the Company of the Company’s proprietary rights to its intangible assets pursuant to the Asset Purchase Agreement by and between the Company and PLY Technology (the “Buyer”) dated February 10, 2017 (the “Asset Purchase Agreement”), which assets collectively constitute substantially all of the Company’s assets;

2.

To approve the winding up and liquidation of the Company pursuant to the terms of the Plan of Liquidation (the “Plan of Liquidation”);

3.

To approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale and the Plan of Liquidation, if there are insufficient votes to approve the Asset Sale and the Plan of Liquidation; and

4.

To transact other business properly presented at the Special Meeting or any postponement or adjournment thereof.

Our Board of Directors has fixed February 16, 2017 as the record date for the determination of stockholders entitled to notice and to vote at the Special Meeting and any postponement or adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at the Special Meeting and at the offices of the Company for 10 days prior to the Special Meeting.

Details of the proposals are set forth in the enclosed proxy statement, which you are urged to read carefully. The Board of Directors believes that the proposals are in the best interests of the Company and its stockholders.  In arriving at its decision to recommend the proposals, the Board of Directors carefully reviewed and considered the terms and conditions of the proposals and the factors described in the enclosed proxy statement. The Board of Directors has approved each of the proposals and recommends that the holders of common stock vote “FOR” the approval of each of the proposals.

We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Special Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Special Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

March 3, 2017

Kyle Winther

Chief Executive Officer, Director

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON

FORM 10-K ARE AVAILABLE AT www.vapor-hub.com/sec-filings

VAPOR HUB INTERNATIONAL INC.

Notice of Special Meeting of Stockholders

to be held on March 29, 2017

TO THE STOCKHOLDERS OF VAPOR HUB INTERNATIONAL INC.:

Notice is hereby given that a Special Meeting of Stockholders of Vapor Hub International Inc., a Nevada corporation (the “Company”), will be held on March 29, 2017, at 9:00 a.m. Pacific Standard Time, at the Company’s office, 1871 Tapo Street, Simi Valley, CA 93063 (the “Special Meeting”):

1.

To approve the sale (the “Asset Sale”) by the Company of the Company’s proprietary rights to its intangible assets pursuant to the Asset Purchase Agreement by and between the Company and PLY Technology (the “Buyer”) dated February 10, 2017 (the “Asset Purchase Agreement”), which assets collectively constitute substantially all of the Company’s assets;

2.

To approve the winding up and liquidation of the Company pursuant to the terms of the Plan of Liquidation (the “Plan of Liquidation”);

3.

To approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale and the Plan of Liquidation, if there are insufficient votes to approve the Asset Sale and the Plan of Liquidation; and

4.

To transact other business properly presented at the Special Meeting or any postponement or adjournment thereof.

Our Board of Directors has fixed February 16, 2017 as the record date for the determination of stockholders entitled to notice and to vote at the Special Meeting and any postponement or adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice and to vote at the Special Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2017 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 29, 2017

Pursuant to rules promulgated by the Securities and Exchange Commission, the Company is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information at the Company’s website address http://www.vapor-hub.com which does not have “cookies” that identify visitors to the site: (i) Notice of the Special Meeting; (ii) Proxy Statement for the Special Meeting; and (iii) Form of Proxy.

The accompanying proxy statement, dated March 3, 2017, and a proxy card for the Special Meeting are first being mailed to our stockholders on or about March 3, 2017. Our Board of Directors has approved the Asset Sale and the Asset Purchase Agreement and recommends that you vote “FOR” the approval of the Asset Sale Proposal, “FOR” the approval of the Plan of Liquidation Proposal and “FOR” the Proposal to Adjourn or Postpone the Special Meeting. Your vote is very important. Please vote your shares by proxy whether or not you plan to attend the Special Meeting.

Sincerely,

Lori Winther

Secretary

PROPOSAL #1: THE ASSET SALE PROPOSAL	27

Parties to the Transaction	27
The Asset Sale - A Brief Overview	27
Background of the Transaction	27
Transactions and Agreements Related to the Asset Purchase Agreement	30
2015 Omnibus Incentive Plan	31
Governmental and Regulatory Approvals	31
Fairness of the Asset Sale	31
Effects of the Asset Sale	35
Dissenters’ Right of Appraisal	35
Interests of Certain Parties in the Matters to be Acted Upon	35
Employment with Buyer	35
2015 Omnibus Incentive Plan	36
Anticipated Accounting Treatment	36
U.S. Federal Income Tax Consequences of the Asset Sale	36
Expected Consummation of the Asset Sale	36
Reasons and Recommendation	36

THE ASSET PURCHASE AGREEMENT	40
Assets Being Sold to the Buyer	40
Assets Being Retained by the Company	40
Liabilities Being Assumed by the Buyer	40
Liabilities Being Retained by the Company	41
Purchase Price	41
Closing	41
Representations and Warranties Made by the Company	41
Representations and Warranties Made by the Buyer	41
Notice of Certain Events	42
No Solicitation of Acquisition Proposals	42
Further Assurances	43
Conditions to Closing - Buyer	43
Conditions to Closing - Company	43
License	43
Post-Closing Indemnification	43
Employees	44
Termination of the APA	44
Governing Law; Venue Selection	45

PROPOSAL #2: PLAN OF LIQUIDATION PROPOSAL	46

Reasons for the Liquidation Proposal	46
Summary of Plan of Liquidation	46
Overview of the Plan of Liquidation	47
Cessation of Business Activities	48
Distributions to Stockholders	49
Government Approvals	49
Absence of Appraisal Rights	49
Liquidation Completion Date	49
U.S. Federal Income Tax Consequences	49

PROPOSAL #3: PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING	50

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53

FUTURE STOCKHOLDER PROPOSALS	54

FINANCIAL INFORMATION	55

WHERE YOU CAN FIND MORE INFORMATION	56

Annex A – Asset Purchase Agreement	A-1

Annex B - Plan of Liquidation	B-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

The following questions and answers address briefly some questions regarding the proposals and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Vapor Hub International Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the other documents we refer to in this proxy statement.

The Special Meeting

Q: What matters will we vote on at the Special Meeting?

A: We are asking that you approve: (i) the sale of the Company’s proprietary rights to its intangible assets, which assets collectively constitute substantially all of the Company’s assets (the “Asset Sale”) pursuant to the terms and conditions of the Asset Purchase Agreement attached hereto as ANNEX A (the “APA” or the “Asset Purchase Agreement”) that we have entered into with PLY Technology (the “Buyer”) (the “Asset Sale Proposal”); (ii) the winding up and liquidation of the Company pursuant to the plan of liquidation attached hereto as ANNEX B (the “Plan of Liquidation”) (the “Plan of Liquidation Proposal”); and (iii) a proposal to adjourn or postpone the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the Asset Sale Proposal and the Plan of Liquidation Proposal, if there are insufficient votes to approve each of the Asset Sale Proposal and the Plan of Liquidation Proposal (the “Proposal to Adjourn or Postpone the Special Meeting”)

Q: Who may vote at the Special Meeting?

A: Only holders of our common stock as of the close of business on the record date are entitled to notice of and to vote at the Special Meeting.  As of the record date, there were 94,349,313 shares of the Company’s common stock outstanding, with each share being entitled to one vote on each matter to be voted upon. Stockholders may vote in person or by proxy.

Q: What is the quorum required for the Special Meeting?

A: The presence, in person or by proxy, of at least a majority of the shares entitled to vote at the Special Meeting, which includes all the issued and outstanding shares of our common stock as of the record date, is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares by signing, dating and returning the enclosed proxy card. You may also vote in person at the Special Meeting.

Q: What if I do not vote?

A: If you fail to vote by proxy and fail to vote in person, it will have the same effect as a vote against the Asset Sale and the Plan of Liquidation. If you return a properly signed proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval of each of the proposals.

The Asset Sale

Q: What is the proposed transaction?

A:  Pursuant to the terms and conditions of the APA, we agreed, subject to the approval of our stockholders, to sell all of the Company's right, title and interest in and to the Company’s proprietary rights to its intangible assets, and all goodwill associated with such proprietary rights, owned by the Company or used, or held for use by the Company, in connection with its business as conducted by the Company as of the date of the APA, together with all rights to collect income, royalties, damages, products, proceeds and payments due or payable at the closing or after the closing with respect to the foregoing, including all claims against third parties for past, present or future infringements or misappropriations of such proprietary rights (collectively, the “Purchased Assets”).  The Purchased Assets do not include any other assets of the Company, including cash or inventory.  We include the full text of the APA in ANNEX A to this proxy statement.

Q: What is the purchase price of the Asset Sale?

A: The purchase price for the Asset Sale is $1,000,000 USD (the “Purchase Price”). The Buyer will pay the Purchase Price to the Company at the closing by (i) cancelling all outstanding principal, accrued interest and all other obligations payable to the Buyer by the Company on the closing date under that certain Senior Secured Credit Facility Agreement entered into by the Buyer and the Company on December 23, 2016, and the related transaction documents (collectively, the “Outstanding PLY Debt Obligations”) and (ii) to the extent the Purchase Price exceeds the Outstanding PLY Debt Obligations, paying an amount in cash equal to the difference between the Purchase Price and the Outstanding PLY Debt Obligations by wire transfer of immediately available funds.

Q: Is there an escrow?

A: No, no portion of the Purchase Price will be deposited into an escrow.

Q: When do you expect to complete the Asset Sale?

A: We are working toward completing the Asset Sale as quickly as possible. We expect to close the Asset Sale on or before March 30, 2017. Both parties to the Asset Sale have a right to terminate the APA if the Asset Sale is not closed by March 30, 2017, subject to limited exceptions. We cannot complete the Asset Sale until we satisfy a number of conditions, which include approval of the Asset Sale Proposal and the Plan of Liquidation Proposal by our stockholders at the Special Meeting.

Q: What will be the effective date of the Asset Sale?

A: The effective date of the Asset Sale will be the date that all of the conditions to closing the Asset Sale have been obtained or waived in accordance with the terms of the APA.

Q: What will happen to the Company after the Asset Sale?

A: If we complete the Asset Sale and the stockholders approve the Plan of Liquidation, we will cease to do business and will not engage in any business activities except for dealing with post-closing matters and for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we will distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company.

Q: What will happen if we do not complete the Asset Sale?

A: If the Asset Sale is not completed, under that certain Senior Secured Credit Facility Agreement entered into by the Buyer and the Company on December 23, 2016 (the “Loan Agreement”), the payment and performance of all the Company’s indebtedness and other obligations to the Buyer under the Loan Agreement and related agreements are secured by first priority liens on substantially all of the Company’s assets.  Upon the occurrence and during the continuance of an event of default under the loan documents (which defaults include the Company’s failure to repay its debt obligations by the maturity date, March 30, 2017), the Buyer may, at its option, exercise a number of remedies as a secured lender including selling, leasing or disposing all or a portion of the Company’s assets (including the Purchased Assets) or retaining all or a portion of the Company’s assets (including the Purchased Assets) in satisfaction of the Company’s obligations to the Buyer.  Therefore, in the event the Asset Sale is not consummated, the Company’s stockholders may receive less consideration than they otherwise may if the Asset Sale closes.

In the event the Asset Sale is not consummated but the Plan of Liquidation is approved, our Board of Directors will continue to evaluate strategic alternatives that may be available, which strategic alternatives may not be as favorable to our stockholders as the Asset Sale, and would continue to dissolve and windup the Company pursuant to the Plan of Liquidation.

Q: Why is the Board of Directors recommending the Asset Sale?

A: Our Board of Directors has determined that the Asset Sale is advisable, fair to, and in the best interests of, our Company and our stockholders. Accordingly, the Board of Directors has approved the APA and recommends that you vote FOR the approval of the Asset Sale at the Special Meeting.

Q: Will I have dissenters’ rights or rights of appraisal relating to the Asset Sale or the Plan of Liquidation

A: No, stockholders will not have dissenters’ rights or rights of appraisal in connection with the approval of the Asset Sale or the Plan of Liquidation.

Q: What is the required vote to approve the Asset Sale?

A: In order to approve the Asset Sale, stockholders that hold at least a majority of the Company’s issued and outstanding shares of common stock must vote in favor of the Asset Sale. With 94,349,313 shares of the Company’s common stock issued and outstanding, this means that a total of at least 47,174,657 shares must be voted in favor of the Asset Sale for it to be approved.

The Plan of Liquidation

Q: What is the proposed Plan of Liquidation?

A: If the stockholders approve the liquidation of the Company pursuant to the Plan of Liquidation, we will cease to do business and will not engage in any business activities except for dealing with post-closing matters (in the event the Asset Sale is consummated) and for the purpose of liquidating our remaining assets (including inventory), paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we will distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company (as further described below). We include the full text of the Plan of Liquidation in ANNEX B to this proxy statement

Q: What are the reasons for the liquidation?

A: Once we have sold our proprietary rights to our intangible assets in connection with the Asset Sale, which assets collectively constitute substantially all of the Company’s assets or the Buyer, in its capacity as our secured lender, sells, leases or disposes all or a portion of the Company’s assets (including the Purchased Assets) or retains all or a portion of the Company’s assets (including the Purchased Assets) in satisfaction of the Company’s obligations to the Buyer in the event the Asset Sale does not close, there is no reason for the Company to incur the additional expenses associated with maintaining its corporate existence. Further, by making the distribution of assets in connection with a liquidation, most of our stockholders will receive capital gains treatment on any gain from the distribution as opposed to ordinary dividend treatment were we to make a distribution without liquidating. For further information about the tax consequences of the Plan of Liquidation please refer to the discussion under “Certain U.S. Federal Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Liquidation.” In light of this, the Board of Directors believes that it is in the best interests of the Company and its stockholders to liquidate and dissolve the Company, wind up and terminate the business of the Company, and distribute its remaining assets in accordance with the terms of the Plan of Liquidation.

Q: What will I receive pursuant to the Plan of Liquidation?

A: Under the Plan of Liquidation, the amount of liquidating distributions will depend on the final amount received from the sale of assets (including those sold in the Asset Sale), the amount of our liabilities, and the expenses associated with the Asset Sale and liquidation and winding up of the Company.  We currently estimate that we will receive approximately $400,000 as consideration for the sale of our inventory.  In addition, we estimate that our costs and expenses (i) in connection with the Asset Sale to be approximately $150,000, (ii) associated with the payoff of our other pre-closing operating liabilities to be approximately $500,000 and (iii) in connection with the liquidation and winding up of the Company to be approximately $150,000.

Q: When will the liquidation and winding up of the Company be completed?

A: The liquidation and winding up of the Company pursuant to the Plan of Liquidation will be completed as soon as practicable following its approval by the Company’s stockholders. After the completion of the Asset Sale or, in the event the Asset Sale is not consummated, at such other time as the Board shall determine, the Company will file with the Secretary of State of the State of Nevada a certificate of dissolution signed by an officer of the Company (the “Certificate of Dissolution”).  Following the filing of the Certificate of Dissolution, the Company will continue for the purpose of prosecuting and defending suits, actions, proceedings and claims of any kind or character by or against it and of enabling it gradually to settle and close its business, to collect its assets, to collect and discharge its obligations, to dispose of and convey its property, to distribute its money and other property among the stockholders, after paying or adequately providing for the payment of its liabilities and obligations, and to do every other act to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which it was established.

Q: Will the dissolution of the Company impair any remedy or cause of action available to or against the Company?

A: The dissolution of the Company will not impair any remedy or cause of action available to or against the Company or its directors, officers or stockholders commenced within 2 years after the date of the dissolution with respect to any remedy or cause of action in which the plaintiff learns, or in the exercise of reasonable diligence should have learned of, the underlying facts on or before the date of dissolution, or within 3 years after the date of dissolution with respect to any other remedy or cause of action. Any such remedy or cause of action not commenced within the applicable period is barred pursuant to the Nevada Revised Statutes.

Q: Will I have dissenters’ rights relating to the liquidation?

A: No. Under Nevada law, stockholders have no appraisal or dissenters’ rights in connection with Plan of Liquidation.

Q: Is the liquidation contingent upon the Asset Sale?

A: No, the liquidation of the Company is not contingent upon the closing of the Asset Sale. If stockholders do not approve the Asset Sale but approve the Plan of Liquidation, the Plan of Liquidation will be effective and implemented.

Q: What is the required vote to approve the Plan of Liquidation?

A: In order to approve the Plan of Liquidation, stockholders that hold at least a majority of the Company’s issued and outstanding shares of common stock must vote in favor of the Plan of Liquidation. With 94,349,313 shares of the Company’s common stock issued and outstanding, this means that a total of at least 47,174,657 shares must be voted in favor of the Plan of Liquidation.

The Proposal to Adjourn or Postpone the Special Meeting

Q: Why am I being asked to vote on the Proposal to Adjourn or Postpone the Special Meeting?

A: The U.S. Securities and Exchange Commission (the “SEC”) requires the Company to give its stockholders the ability to specifically vote on any adjournment proposal.

Q: What is the vote required to approve the Proposal to Adjourn or Postpone the Special Meeting?

A: If a quorum is present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if it is approved by the affirmative vote of a majority of the shares entitled to vote that cast votes, in person or by proxy, “For” or “Against” the Proposal to Adjourn or Postpone the Special Meeting. Abstentions are not counted as votes cast for purposes the Proposal to Adjourn or Postpone the Special Meeting and will have no effect on approval of this proposal.

 Other Commonly Asked Questions

Q: What are the U.S. federal income tax consequences of the Asset Sale to the Company?

A: For U.S. federal income tax purposes, the Asset Sale will be treated as a taxable sale of assets by the Company and will give rise to net taxable gain recognition. The Company anticipates the gain recognized for U.S. federal income tax purposes will be offset entirely with net operating losses.

Q: Where can I find more information about the Company and the Buyer?

A: Up to and including February 14, 2017, the Company filed periodic reports with the SEC.  This information is available at the SEC’s public reference facilities, and at the internet website maintained by the SEC at www.sec.gov

The Buyer does not file reports with the SEC but additional information about the Buyer is set forth under "Proposal #1: The Asset Sale Proposal.”

Q: Who can help answer my questions?

A: If you have questions about the Special Meeting, the Asset Sale or the Plan of Liquidation after reading this proxy statement, you should contact Lori Winther, Chief Financial Officer of the Company, at 1871 Tapo Street, Simi Valley, CA 93063, phone (805) 309-0530

VAPOR HUB INTERNATIONAL INC.

1871 Tapo Street

Simi Valley, CA 93063

(805) 309-0530

Proxy Statement

for the Special Meeting of the Stockholders

to be held on March 29, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Vapor Hub International Inc. (the “Company”) for use at the Special Meeting of the Stockholders to be held at 9:00 a.m. local time on March 29, 2017 at the Company’s offices at 1871 Tapo Street, Simi Valley, CA 93063, and at any adjournment thereof (the “Special Meeting”), for the purpose of considering and voting on (1) a proposal (the “Asset Sale Proposal”) to approve the sale of the Company’s proprietary rights to its intangible assets, as contemplated in the Asset Purchase Agreement (the “APA” or the “Asset Purchase Agreement”) executed February 10, 2017 by and between the Company and PLY Technology (the “Asset Sale”), which assets collectively constitute substantially all of the Company’s assets; (2) a proposal (the “Plan of Liquidation Proposal”) to approve the winding up and liquidation of the Company pursuant to the terms of the Plan of Liquidation (the “Plan of Liquidation”); and (3) a proposal (the “Proposal to Adjourn or Postpone the Special Meeting”) to adjourn or postpone the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of Asset Sale Proposal and the Plan of Liquidation Proposal, if there are insufficient votes to approve the Asset Sale Proposal and the Plan of Liquidation Proposal.

This proxy statement, the Notice of Meeting, and the enclosed form of proxy are expected to be mailed to stockholders on or about March 3, 2017.

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Vapor Hub International Inc. in this proxy statement by using the terms “Vapor Hub,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Parties to the Asset Sale

Parties to the Transaction	Referred to as:
PLY Technology	the “Buyer”
Vapor Hub International Inc.	the “Company”

The Company’s principal executive office is located at 1871 Tapo Street, Simi Valley, CA 93063.  The telephone number of the Company’s principal executive offices is (805) 309-0530.

The Buyer’s principal executive office is located at 122A East Foothill Blvd., #145, Arcadia, CA 91006.  The telephone number of the Buyer’s principal executive offices is (626) 693-1554.

The Asset Purchase Agreement – Annex A

On February 10, 2017, we entered into an Asset Purchase Agreement with the Buyer pursuant to which we have agreed, subject to specified terms and conditions, to sell the Company’s proprietary rights to its intangible assets in the Asset Sale, which assets collectively constitute substantially all of the Company’s assets.

A copy of the APA is attached as ANNEX A to this proxy statement. You should read the APA in its entirety because it, and not this proxy statement, is the legal document that governs the proposed transaction. The following is a summary of the principal terms of the APA:

Assets Being Sold to the Buyer

At the closing of the transactions contemplated by the Asset Purchase Agreement, the Company will sell to Buyer all of the Company’s right, title and interest in and to the Company’s proprietary rights, and all goodwill associated with such proprietary rights, owned by the Company or used, or held for use by the Company, in connection with its business as conducted by the Company as of the date of the Asset Purchase Agreement, together with all rights to collect income, royalties, damages, products, proceeds and payments due or payable at the closing or after the closing with respect to the foregoing, including all claims against third parties for past, present or future infringements or misappropriations of such proprietary rights (collectively, the “Purchased Assets”).  The Purchased Assets are to be acquired by the Buyer free and clear of any liens.

Assets Being Retained by the Company

The Company will retain all assets that are not Purchased Assets.  One asset to be retained by the Company is inventory, which the Company plans to liquidate in connection with the winding up and liquidation of the Company.

In addition, the Company will retain all rights to recovery in connection with that certain lawsuit filed by the Company on November 4, 2015 in the Superior Court of California, County of Orange, Case Number 30-2015-00818492-CU-BC-CJC against Kevin Crump, an individual, Magnavape, Inc. and Magnavon, Inc.  The lawsuit alleges breach of contract, fraud, negligent misrepresentation, intentional interference with economic advantage and negligent interference with economic advantage relating to the production by the defendants of the Company’s AR Mods. The lawsuit prayer is for $3,000,000. This amount includes general damages, lost profits and punitive damages against the defendants.  A mandatory settlement conference is scheduled for February 24, 2017 and a jury trial is scheduled for March 27, 2017.  Although the Company believes it will be meritorious in the lawsuit, the outcome of the litigation is not guaranteed and even if the Company receives a judgment in its favor, there is no guarantee the Company will be able to collect any cash proceeds awarded as a result of the litigation.

Liabilities Being Assumed by the Buyer

The Buyer is not assuming any liabilities of the Company of any kind in connection with the sale of the Purchased Assets by the Company.

Liabilities Being Retained by the Company

At the closing of the Asset Sale, all Company liabilities will be retained by the Company.

Purchase Price

The aggregate purchase price for the Purchased Assets shall be $1,000,000 United States Dollars (the “Purchase Price”).  The Buyer shall pay the Purchase Price to the Company at the closing of the Asset Sale by (i) cancelling all outstanding principal, accrued interest and all other obligations payable to Buyer by the Company on the closing date of the Asset Sale under that certain Senior Secured Credit Facility Agreement entered into by the Buyer and the Company on December 23, 2016 (the “Loan Agreement”), and the related transaction documents (collectively, the “Outstanding PLY Debt Obligations”) and (ii) to the extent the Purchase Price exceeds the Outstanding PLY Debt Obligations, paying an amount in cash equal to the difference between the Purchase Price and the Outstanding PLY Debt Obligations by wire transfer of immediately available funds.

Closing

We expect to close the Asset Sale on or before March 30, 2017. We cannot complete the Asset Sale until we satisfy a number of conditions, which include approval of the Asset Sale and the Plan of Liquidation by our stockholders at the Special Meeting. The effective date of the Asset Sale will be the date on which the closing occurs.

Representations and Warranties Made by the Company

In the Asset Purchase Agreement, the Company makes various representations and warranties for the benefit of the Buyer.  Categories covered by the Company’s representations and warranties include: corporate organization and authorization; enforceability; no conflicts; consents; title to assets being acquired; intellectual property; assigned contracts; permits; non-foreign status; compliance with laws; legal proceedings; broker’s fees and matters pertaining to the Company’s filings with the Securities and Exchange Commission. Subject to certain exceptions, it is a condition to the Buyer’s obligation to complete the Asset Sale that these representations and warranties be true and correct in all material respects at the time of closing. In addition, in certain circumstances discussed elsewhere in this proxy statement, if the Buyer discovers a breach of these representations and warranties after the closing, such breach may give rise to an indemnification claim against the Company.

 No Solicitation of Acquisition Proposals

The Company has agreed that, from the date of the APA until the closing of the Asset Sale or the proper termination of the APA, except as described in the next paragraph, (i) Buyer and its affiliates shall have the sole and exclusive right to negotiate with the Company with respect to any Acquisition Proposal (as defined on page 33 of this proxy statement), and (i) neither the Company nor any of its officers, directors, employees, agents, or representatives shall solicit, pursue indications of interest from, initiate negotiations with, or enter into any agreement with, any third party in relation to an Acquisition Proposal.

Notwithstanding the restrictions in the previous paragraph, if at any time after the date of the APA and prior to the occurrence of approval of the Asset Sale and Plan of Liquidation by the stockholders of the Company, the Company receives an unsolicited bona fide Acquisition Proposal from a third party, the Company may, subject to certain conditions (i) furnish information regarding the Company to the person making the Acquisition Proposal, (ii) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal and (iii) withhold, withdraw, amend or modify its approval of the APA, but only if and to the extent that in connection with the foregoing clauses (i)-(iii), the Board determines in good faith (after consultation with outside legal counsel) that such Acquisition Proposal if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the person making the Acquisition Proposal), and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the APA but only if the Board reasonably concludes in good faith (following the receipt of advice from outside counsel) that withholding, withdrawing, amending or modifying its approval of the APA is required in order to comply with its fiduciary obligations to the Company’s stockholders under applicable law (a “Change of Recommendation”).  In the event the Company makes a Change in Recommendation, it will constitute a default under the Loan Agreement and permit the Buyer to exercise its remedies as a secured lender, as further described under the heading “Transactions and Agreements Related to the APA.”

Conditions to Closing

The consummation of the Asset Sale is subject to the satisfaction or waiver of a number of conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions, approval of the Asset Sale and Plan of Liquidation by our stockholders at the Special Meeting (the “Seller Stockholders’ Approval”).

License

Effective as of the closing of the Asset Sale, Buyer will grant to the Company a license to use the proprietary rights included in the Purchased Assets for the purpose of marketing, distributing and selling its remaining inventory in connection with the Company’s winding up and dissolution.

Post-Closing Indemnification

The APA requires that, after the closing, the Company indemnify and hold the Buyer harmless from damages arising out of the following categories of claims: (i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in the APA or any document to be delivered in connection with the APA, (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to the APA or any document to be delivered in connection with the APA and (iii) any liability or obligation of the Company.

The APA also requires that, after the closing, the Buyer indemnify and hold the Company harmless from damages arising out of the following categories of claims: (i) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in the APA or any document to be delivered in connection with the APA and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to the APA or any document to be delivered in connection with the APA.

Indemnification claims relating to any inaccuracy in or breach of any of the representations or warranties must be made by the party seeking indemnification prior to the 12-month anniversary of the closing date other than claims for indemnification relating to any inaccuracy in or breach of any of the (i) representations and warranties in Section 3.01 of the APA (relating to the organization and authority of the Company; Enforceability), Section 4.01 of the APA (relating to the organization and authority of Buyer; Enforceability), Section 3.10 of the APA (relating to Company brokerage fees), Section 4.03 of the APA (relating to Buyer brokerage fees), Section 3.03(a) of the APA (relating to the Company’s title to assets), which may be made at any time after the closing in perpetuity and (ii) representations and warranties in Section 3.04 of the APA (relating to the Company’s Intellectual Property), Section 3.08 of the APA (relating to the Company’s compliance with laws) and Section 3.09 of the APA (relating to legal proceedings pertaining to the Company), which may be made at any time prior to the 24-month anniversary of the closing date (the representations and warranties identified in clause (i) and (ii) are referred to collectively as the “Material Representations”).  Indemnification claims relating to a breach of covenant may be made during the time period specified in the particular covenant, and if no period is specified, at any time following the closing in perpetuity.

In addition, indemnification for losses relating to any inaccuracy in or breach of any of the representations or warranties by the Buyer or the Company are subject to a $20,000 deductible and an aggregate limit on indemnification payments of $100,000, except for claims relating to any inaccuracy in or breach by either Buyer or the Company of a Material Representation, which losses are not subject to the deductible or the $100,000 limitation on indemnification payments.  In addition, in no event are either the Buyer or the Company required to make indemnification payments under the APA relating to any inaccuracy in or breach of any of the representations or warranties for losses in excess of the Purchase Price (including for any inaccuracy in or breach of any Material Representation).  The limitations described in this paragraph will not apply for any losses suffered as a result of the fraud of the Buyer or the Company.

Employees

Although the Buyer has no obligation to hire any employees of the Company, the Buyer currently plans to offer employment to certain specified employees of the Company following the closing of the Asset Sale.  The Company will remain responsible for all severance, separation, deferred compensation and similar employee benefits for all Company employees, regardless of whether they are hired by the Buyer following the closing of the Asset Sale.

Termination of the APA

Either the Company or the Buyer may terminate the APA by their mutual written consent or in the event that (i) there shall be any law that makes consummation of the transactions contemplated by the APA illegal or otherwise prohibited, (ii) any governmental entity issues an order restraining or enjoining the transactions contemplated by the APA, and such order shall have become final and non-appealable, (iii) the Seller Stockholders’ Approval shall not have been obtained on or before March 30, 2017 or (iv) the closing of the Asset Sale does not occur on or before March 30, 2017.

Further, the Buyer may terminate the APA (i) if the Company exercises its right to withhold, withdraw, amend or modify its approval of the APA in connection with a third party acquisition proposal, (ii) if any condition to the Buyer’s obligations to close have not been or if it becomes apparent that any of such conditions will not be fulfilled by March 30, 2017, unless such failure is due to the failure of Buyer to perform or comply with any of its covenants, agreements or conditions to be performed or complied with prior to the closing or (iii) if Buyer is not then in material breach of any provision of the APA and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to the APA that would give rise to the failure of any of the closing conditions specified in Section 2.02 of the APA and such breach, inaccuracy or failure has not been cured by the Company within fifteen (15) days of the Company’s receipt of written notice of such breach from Buyer.

Likewise, the Company may terminate the APA (i) if the Company exercises its right to withhold, withdraw, amend or modify its approval of the APA in connection with a third party acquisition proposal, (ii) if any condition to the Company’s obligations to close have not been or if it becomes apparent that any of such conditions will not be fulfilled by March 30, 2017, unless such failure is due to the failure of the Company to perform or comply with any of its covenants, agreements or conditions to be performed or complied with prior to the closing or (iii) if the Company is not then in material breach of any provision of the APA and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to the APA that would give rise to the failure of any of the closing conditions specified in Section 2.03 of the APA and such breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from the Company.

If the APA is properly terminated in accordance with its terms, the APA shall then become null and void and, subject to certain exceptions, neither the Company nor the Buyer shall have any liability or obligation under the APA.

Governing Law; Venue Selection

The APA is governed by, and construed under, the internal laws of the State of California without reference to principles of conflicts or choice of laws. All disputes, claims and controversies under the APA must be brought in the exclusive forum of the county courts of Los Angeles, California.

Expected Consummation of Asset Sale

We expect to consummate the Asset Sale as soon as practicable after all of the closing conditions in the APA, including approval of the Asset Sale Proposal and Plan of Liquidation Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the Asset Sale to close on or before March 30, 2017. However, there can be no assurance that the Asset Sale will be consummated at all or, if consummated, when it will be consummated.

Use of Proceeds from the Asset Sale

If we complete the Asset Sale, we will cease our current operations and use the sale proceeds (i) to pay off our transaction costs and related expenses, (ii) to pay off all of our existing debt, (iii) to make other adequate provision for the discharge of the Company’s liabilities and obligations and (iv) for working capital purposes and operating expenses while we complete a winding up and liquidation of the Company pursuant to the Plan of Liquidation.  Any remaining balance of the sale proceeds plus our cash on hand (including cash on hand from any sale of retained assets, including inventory), after making adequate provision for the discharge of the Company’s liabilities and obligations, will be used to make cash distributions to our stockholders in accordance with applicable law.

Fairness Opinion

Our Board of Directors engaged Diamond Capital Partners (“Diamond”) to provide its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the APA. On February 10, 2017, Diamond delivered an opinion to the Board that, subject to the limitations set forth in its opinion, the consideration to be received by the Company in connection with the APA is fair to the Company from a financial point of view. That opinion can be found on page 27 of this proxy statement.  Diamond’s opinion does not constitute a recommendation as to whether or not any stockholder should vote or act with respect to the Asset Sale Proposal, the Plan of Liquidation Proposal or otherwise.

Dissenters’ Right of Appraisal

Stockholders will not have dissenters’ rights or rights of appraisal in connection with the approval of the Asset Sale or the Plan of Liquidation.

Anticipated Accounting Treatment

Following the consummation of the Asset Sale, we will remove the sold assets from our consolidated balance sheet and will record a gain on the sale equal to the difference between the aggregate consideration received and the Company’s book value of net assets sold.

Material U.S. Federal Income Tax Consequences of the Transaction

The Asset Sale will be treated as a taxable sale of assets by the Company and will give rise to net taxable gain recognition. The Company anticipates the gain recognized for United States federal income tax purposes will be offset entirely with net operating losses.

Transactions and Agreements Related to the APA

On December 23, 2016, the Company entered into the Loan Agreement with the Buyer.  At the initial closing on December 23, 2016, the Company received gross proceeds of $543,110.30, which includes $60,000 previously advanced to the Company by the Buyer and issued to the Buyer a Senior Secured Convertible Promissory Note in the principal amount of $543,110.30 (the “Note”).  The Note was originally scheduled to mature on February 15, 2017 and the Company entered into an amendment to the Note on February 10, 2017 to extend the maturity date until March 30, 2017 (the “Maturity Date”).  At any time prior to the Maturity Date or the earlier termination of the Loan Agreement, the Company can request up to $331,899.70 of additional loans, which additional loans may be made in the sole discretion of the Buyer.  The Company may prepay borrowings at any time, in whole or in part, without penalty, with the consent of the Buyer.

The loan accrues interest on the unpaid principal balance at an annual rate of 18% and the principal amount and all accrued but unpaid interest thereon is due and payable on the Maturity Date.  If the Company is in default under the Loan Agreement or any related transaction document, including as a result of a default in the Company’s payment obligations, any amount due to the Buyer under the Loan Agreement will, at the Buyer’s option, bear interest from the date due until such past due amount is paid in full at an annual default rate of 22%.  In addition, upon the occurrence and during the continuance of an event of default under the transaction documents, the Buyer may terminate its commitments to the Company and declare all of the Company’s obligations to the Buyer to be immediately due and payable.

While the Note is outstanding, but only upon the occurrence of (i) an event of default under the Loan Agreement or any related transaction document or (ii) the Company’s mutual agreement with the Buyer, the Buyer may convert, subject to certain beneficial ownership limitations, all or any portion of the outstanding principal, accrued and unpaid interest and any other sums due and payable under the Note or any other transaction document (such total amount, the “Conversion Amount”) into a number of shares of the Company’s common stock equal to: (i) the Conversion Amount divided by (ii) eighty-five percent (85%) of the lowest of the daily volume weighted average price of the Company’s common stock during the five business days immediately prior to the conversion date (the “Conversion Shares”).  Upon sale by the Buyer of Conversion Shares, if the Buyer realizes a net amount from such sale equal to less than the Conversion Amount, the Company is obligated to issue to the Buyer additional shares of its common stock equal to: (a) the Conversion Amount minus the net realized amount, divided by (b) the average volume weighted average price of the Company’s common stock during the five business days immediately prior to the date upon which the Buyer requests additional shares.

The payment and performance of all the Company’s indebtedness and other obligations to the Buyer, including all borrowings under the Loan Agreement and related agreements, are secured by first priority liens on substantially all of the Company’s assets pursuant to a Security Agreement.  Upon the occurrence and during the continuance of an event of default under the transaction documents (which defaults include the Company’s failure to repay the Note by the Maturity Date and the Company making a Change in Recommendation), the Buyer may, at its option, exercise a number of remedies as a secured lender including selling, leasing or disposing all or a portion of the Company’s assets (including the Purchased Assets) or retaining all or a portion of the Company’s assets (including the Purchased Assets) in satisfaction of the Company’s obligations to the Buyer.  Therefore, in the event the Asset Sale is not consummated, the Company’s stockholders may receive less consideration than they otherwise may if the Asset Sale closes.

In connection with the Loan Agreement, on December 23, 2016, the Company entered into a consulting agreement with the Buyer (the “Consulting Agreement”), pursuant to which the Company will assist the Buyer in connection with the operation of its business, which includes the sale of e-cigarette products and services, and granted to the Buyer a non-exclusive license to use the Company’s intellectual property rights in connection with the marketing, sale and distribution of products developed as a result of the Company’s services to the Buyer.  Unless earlier terminated, the Consulting Agreement is scheduled to expire on June 30, 2017.  For the Company’s services under the Consulting Agreement, the Company received a fee of $25,000 on December 23, 2016.

Plan of Liquidation– ANNEX B

If the Plan of Liquidation is approved by our stockholders, after the completion of the Asset Sale or, in the event the Asset Sale is not consummated, at such other time as the Board shall determine, the Company will file with the Secretary of State of the State of Nevada a certificate of dissolution signed by an officer of the Company (the “Certificate of Dissolution”).  The Certificate of Dissolution will become effective upon its filing with the Nevada Secretary of State.  The dissolution of the Company will not impair any remedy or cause of action available to or against the Company or its directors, officers or stockholders commenced within 2 years after the date of the dissolution with respect to any remedy or cause of action in which the plaintiff learns, or in the exercise of reasonable diligence should have learned of, the underlying facts on or before the date of dissolution, or within 3 years after the date of dissolution with respect to any other remedy or cause of action. Any remedy or cause of action not commenced within the applicable period is barred. Following the filing of the Certificate of Dissolution, the Company will continue for the purpose of prosecuting and defending suits, actions, proceedings and claims of any kind or character by or against the Company and to enable it to gradually settle and close its business, collect its assets, collect and discharge its obligations, dispose of and convey its property, distribute its money and other property among the stockholders, after paying or adequately providing for the payment of its liabilities and obligations, and to do every other act to wind up and liquidate its business and affairs, but not for the purpose of continuing its historical operations.

Recommendation of our Board of Directors

After careful consideration, our Board of Directors recommends that you vote:

•	“FOR” the Asset Sale Proposal;

•	“FOR” the Plan of Liquidation Proposal; and

•	“FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Reasons for the Transaction

In making its determination to approve and to recommend the Asset Sale for approval by the Company’s stockholders, the Board of Directors consulted with the Company’s management and its accounting and legal advisors and also considered the factors described in the section of this proxy statement titled “Proposal #1: The Asset Sale Proposal, as well as the following factors:

•

the Board’s understanding of and familiarity with the business, operations, management, projections and future business prospects for the Company (as well as the risks and costs involved in pursuing those prospects);

•

the Company’s historical and current financial performance and results of operations, the Company’s prospects and long-term strategy, its competitive position in the industry in which it operates and general economic and stock market conditions;

•

the Company’s difficulty in securing product supply from its manufacturers, which resulted in a significant decline in sales in the quarter ended December 31, 2016 and the time required to locate and on-board alternative suppliers acceptable to the Company;

•

the Purchase Price will be paid in cash providing certainty, immediate value and liquidity to the Company in order to satisfy its outstanding debt obligations and potentially distribute excess cash to its stockholders pursuant to the Plan of Liquidation;

•

the Board’s belief, after a review of potential strategic alternatives, that the Purchase Price is more favorable to Company and its stakeholders than the potential value that might have resulted from other strategic opportunities potentially available to the Company, including remaining as a standalone company or pursuing a business combination transaction with another party;

•

the Board’s belief that as a result of arm’s-length negotiations with the Buyer, the Company and its representatives had negotiated the highest purchase price that the Buyer was willing to pay for the Purchased Assets and that the terms of the Asset Purchase Agreement include the most favorable terms to the Company in the aggregate to which the Buyer was willing to agree;

•

the Board’s belief that absent the completion of the Asset Sale or a significant cash infusion, the Company would have little recourse but to enter into a restructuring through bankruptcy which would likely reduce significantly or eliminate stockholder value and assets available to satisfy obligations to creditors;

•

the Board’s knowledge of the regulatory environment surrounding the electronic cigarette industry, which is significantly increasing the regulatory burden on the Company, particularly in relation to its United States operations;

•

the Board’s assessment of what prospective buyers are willing to pay for the Company’s assets and capital stock and the likelihood of closing a transaction with them in an expedited time frame;

•

the Board’s belief that the Company had engaged in a reasonable process to obtain the best available value for stockholders taking into account the Company’s need for cash, including by creating an opportunity both before execution of the Asset Purchase Agreement and following execution of the Asset Purchase Agreement, for other potentially interested parties to negotiate a transaction with the Company;

•

the review by the Board with representatives of Stubbs Alderton & Markiles, LLP, counsel to the Company (“Stubbs Alderton”) of the structure and terms of the Asset Sale and the Plan of Liquidation;

•

the ability of the Board, pursuant to the provisions of the Asset Purchase Agreement, to evaluate an unsolicited bona fide Acquisition Proposal that the Company may receive at any time prior to the occurrence of approval of the Asset Sale and Plan of Liquidation by the stockholders of the Company, and the Board’s ability to withdraw its approval of the Asset Purchase Agreement (which will constitute a default under the Loan Agreement) if the Board reasonably concludes in good faith (following the receipt of advice from outside counsel) that withdrawing its approval of the Asset Purchase Agreement is required in order to comply with its fiduciary obligations to the Company’s stockholders;

•

the opinion of Diamond, dated February 10, 2017, to the Board of Directors as to the fairness, from a financial point of view and as of such date, of the Purchase Price to be received by the Company pursuant to the Asset Purchase Agreement, which opinion was based on and subject to the assumptions, limitations, qualifications and conditions described in such opinion as more fully described under the caption “Fairness of the Asset Sale.” Diamond’s opinion does not constitute a recommendation as to whether or not any stockholder should vote or act with respect to the Asset Sale Proposal, the Plan of Liquidation Proposal or otherwise;

•

the terms and conditions of the Asset Purchase Agreement, including the reasonableness of the conditions to closing under the Asset Purchase Agreement, the likelihood that the stockholder approval necessary to approve the Asset Sale and Plan of Liquidation will be obtained and the ultimate likelihood that the Asset Sale will be completed;

•

that the Asset Sale is subject to approval of holders of at least a majority of all of the outstanding shares of the Company’s common stock, and that if such stockholders did not approve the Asset Sale terms, the Asset Sale would not close;

•

that the Buyer intends to make offers of employment to a majority of the employees of the Company following the closing of the Transaction; and

•

that the Purchase Price should enable the Company to satisfy its known obligations to its creditors.

In addition, the Board considered a variety of risks and other potentially negative factors concerning the Asset Purchase Agreement and the transactions contemplated thereby, including, among others, the following:

•

the possibility that the Asset Sale may not be completed, or that completion may be delayed for reasons that are beyond the control of the Company, including the failure of the Company’s stockholders to approve the Asset Sale and Plan of Liquidation or the failure of the Company to obtain the third-party consents that are a condition to the closing of the Asset Sale;

•

the risks and contingencies relating to the announcement and pendency of the Asset Sale and the risk and costs to the Company if the Asset Sale is not completed, including the effect of an announcement of termination of the Asset Purchase Agreement on the trading price of the Company’s common stock, business, and relationships with its customers, suppliers and employees;

•

if the Asset Purchase Agreement is terminated in connection with a Change of Recommendation, it will constitute a default under the Loan Agreement and permit Buyer to exercise its remedies as a secured lender, which may eliminate a potential cash distribution pursuant to the Plan of Liquidation to the Company’s stockholders;

•

the incurrence of significant costs and expenses in connection with completing the Asset Sale, including the substantial amount of management time and effort that will be devoted to consummating the Asset Sale;

•

the absence of dissenters’ rights for the Company’s stockholders with respect to the Asset Sale and Plan of Liquidation under Nevada law;

•

as compared with a cash-out merger transaction, the uncertainty regarding the timing and amount of any cash distributions made by the Company to its stockholders, and the resulting tax treatment of any such distribution, following the Asset Sale, if the Board were to pursue making a cash distribution to its stockholders;

•

that, following the Asset Sale, the Company will no longer continue its historical operations and that the Company’s stockholders will not participate in any future growth of the Company, including any potential future benefit from the continued development and commercialization of new products by the Buyer;

•

the Board’s decision, in connection with its entry into the Loan Agreement with Buyer on December 23, 2016, to enter into exclusive negotiations with the Buyer in relation to an acquisition of the Company or its assets, which may have deterred a third party from making an Acquisition Proposal;

•

the restrictions in the Asset Purchase Agreement that prohibit the Company from soliciting or initiating discussions with third parties regarding a competing offer for the Company and that place certain constraints on the Company’s ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the Board; and

•

the other factors described under “Risk Factors.”

The Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Asset Purchase Agreement and Plan of Liquidation were outweighed by the potential benefits of the Asset Purchase Agreement and Plan of Liquidation.

The above discussion of the factors considered by the Board is not intended to be exhaustive, but does set forth certain material factors considered by the Board.  In view of the wide variety of factors considered in connection with its evaluation of the Asset Sale and the Plan of Liquidation and the complexity of these matters, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered.  The Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with the Company’s management and legal and financial advisors, and overall considered these factors to be favorable to, and to support, its determination regarding the Asset Sale and the Plan of Liquidation.

THE SPECIAL MEETING

Meeting, Place and Time

The Board of Directors is soliciting proxies in the accompanying form to be used at the Special Meeting to be held at the offices of Vapor Hub International Inc., at 1871 Tapo Street, Simi Valley, CA 93063, on March 29, 2017 at 9:00 a.m. local time, or at any adjournment or postponement thereof.

Purposes of the Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following: (1) a proposal to approve the sale (the “Asset Sale”) by the Company of the Company’s proprietary rights to all its intangible assets pursuant to the Asset Purchase Agreement, which assets collectively constitute substantially all of the Company’s assets; (2) a proposal to approve the winding up and liquidation of the Company pursuant to the Plan of Liquidation; and (3) a proposal to adjourn or postpone the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of Asset Sale Proposal and the Plan of Liquidation Proposal, if there are insufficient votes to approve the Asset Sale Proposal and the Plan of Liquidation Proposal. As of the date of this Proxy Statement, our Board of Directors knows of no other business that may be presented for consideration at the Special Meeting.

Record Date and Shares Entitled to Vote

The Company fixed the close of business on February 16, 2017, as the record date (the “Record Date”) for the determination of holders of outstanding shares of the Company common stock entitled to notice of and to vote on all matters presented at the Special Meeting.  On the Record Date, there were 94,349,313 shares of the Company’s common stock outstanding with each share being entitled to one vote on each matter to be voted upon. Stockholders may vote in person or by proxy.

Proxy Solicitation

In addition to the solicitation of proxies by the Board of Directors through use of the mails, proxies may also be solicited by the Company and its directors, officers, and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission or other electronic communication, and/or by personal interview. We may also engage a proxy solicitation firm on terms and at costs reasonably acceptable to our Board of Directors.  The Company will reimburse banks, brokerage houses, custodians, nominees and other fiduciaries that hold shares of common stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor, including the cost of printing and mailing this proxy statement and related materials.

Any questions or requests for assistance regarding the Company proxies and related materials may be directed in writing to Lori Winther, Chief Financial Officer, Vapor Hub International Inc. at 1871 Tapo Street, Simi Valley, CA 93063, or by calling (805) 309-0530.

Quorum and Votes Required

The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of the Company’s common stock on the Record Date shall constitute a quorum for the transaction of business at the Special Meeting. Holders of shares of the Company’s common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Special Meeting.

The Asset Sale Proposal: The Asset Sale Proposal must be approved by the affirmative vote of stockholders holding at least a majority of the Company’s issued and outstanding shares of common stock. If you abstain from voting, either in person or by proxy, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote against the Asset Sale Proposal.

The Plan of Liquidation Proposal: The Plan of Liquidation must be approved by the affirmative vote of stockholders holding at least a majority of the Company’s issued and outstanding shares of common stock. If you abstain from voting, either in person or by proxy, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote against the Plan of Liquidation Proposal.

The Proposal to Adjourn or Postpone the Special Meeting: If a quorum is present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if it is approved by the affirmative vote of a majority of the shares entitled to vote that cast votes, in person or by proxy, “For” or “Against” the Proposal to Adjourn or Postpone the Special Meeting. Abstentions are not counted as votes cast for purposes of the Proposal to Adjourn or Postpone the Special Meeting. If you abstain from voting on the Proposal to Adjourn or Postpone the Special Meeting, either in person or by proxy, the resulting abstention will have no effect on the approval of this proposal.

Voting of Proxies

Your proxy card will appoint Lori Winther and Kyle Winther as proxy holders, or your representatives, to vote your shares as you indicate. They will have full power of substitution and may act alone as proxy holders to vote all of the shares of stockholders who return signed proxy cards. All proxies will be voted by the proxy holders in accordance with the instructions of the stockholder unless revoked as described below. If no choice is specified, the proxies will be voted FOR the approval of the Asset Sale Proposal, FOR the approval of the Plan of Liquidation Proposal and FOR the approval of the Proposal to Adjourn or Postpone the Special Meeting set forth in the accompanying Notice of Meeting and on the proxy card. Management is not aware of any other matters to be presented for action at the Special Meeting.  If any other business properly comes before the Special Meeting, votes will be cast pursuant to those proxies in respect of any other business in accordance with the judgment of the persons acting under those proxies.

Pursuant to applicable Nevada law, abstentions are counted as present for purposes of determining the presence of a quorum. Because the affirmative vote of shares of outstanding common stock is required to approve the Asset Sale Proposal and the Plan of Liquidation Proposal, abstentions will have the same effect as a vote “against” those proposals. However, because the affirmative vote of a majority of the shares entitled to vote that cast votes, in person or by proxy, “For” or “Against” the Proposal to Adjourn or Postpone the Special Meeting, an express abstention regarding the Proposal to Adjourn or Postpone the Special Meeting will have no effect on the approval of those proposals.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters, but not on non-routine matters. In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will not be counted for purposes of calculating whether a quorum is present at the Special Meeting or for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. The Asset Sale Proposal, the Plan of Liquidation Proposal and the Proposal to Adjourn or Postpone the Special Meeting are all non-routine matters. Thus, Broker Non-Votes will not be counted for the purpose of determining a quorum at the Special Meeting. Broker Non-Votes will have the effect of a vote “against” the Asset Sale Proposal and the Plan of Liquidation Proposal. Broker Non-Votes will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Revocability of Proxies

Execution of a proxy by a stockholder will not affect such stockholder’s right to attend the Special Meeting and to vote in person. A stockholder who completes and returns the proxy that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Special Meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company at the Company’s main office address at any time before the Special Meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Special Meeting before the close of voting, or by attending the Special Meeting and voting in person. Notwithstanding the foregoing, if a stockholder holds its shares in street name, such stockholder may vote its shares in person at the Special Meeting only if it obtains a proxy executed in its favor, from the record holder. Representatives of Stubbs Alderton & Markiles, LLP, will act as the inspectors of election at the meeting. You may attend the Special Meeting even though you have executed a proxy, but your presence at the Special Meeting will not automatically revoke your proxy.

Anticipated Mailing Date

Our principal executive offices are located at 1871 Tapo Street, Simi Valley, CA 93063. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about March 3, 2017.

Business of the Company

We design, source, market and sell the next generation of smokeless electronic cigarettes which are popularly known as “vaping” devices.  We provide a selection of premium vaping devices and related accessories which we design and source, including our popular “Limitless Mods” and “Limitless Atomizers”, and we also purchase vaping devices and related accessories from third parties for resale.  We distribute our products nationally and internationally to wholesale customers and retail customers, including through our website www.vapor-hub.com.  We also market and sell our products through a retail location located in southern California.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to the safe harbor created thereby. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may”, “will”, and “should”, among others, generally identify forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: economic crises; terrorism; disruptions resulting from severe weather or other Acts of God; uncertainties surrounding the Asset Sale, including the uncertainty as to the timing of the closing and whether our stockholders will approve the Asset Sale, the possibility that competing offers for the assets to be sold will be made, the possibility that various closing conditions for the Asset Sale may not be satisfied or waived, and the possibility that the Company or the Buyer could terminate the Asset Purchase Agreement; and uncertainties surrounding the Plan of Liquidation, including potential negative tax treatment if the Liquidation is not approved, the timing of distributions to stockholders, and the necessary contingency reserves.

These and additional factors to be considered are set forth under “Risk Factors” beginning on page 19 of this proxy statement.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

 RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to the Asset Sale and the Plan of Liquidation.

While the Asset Sale is pending, it creates uncertainty about our future, which could materially and adversely affect our business, financial condition and results of operations.

While the Asset Sale is pending, it creates uncertainty about our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the Asset Sale or termination of the APA. In addition, while the Asset Sale is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business, which impacts our ability to operate our business in the ordinary course and generate revenues;

•

the loss of employees who may depart due to their concern about losing their jobs following the Asset Sale or a shift in loyalty of employees of the Company who see the Buyer as their de facto employer even before the consummation of the Asset Sale; and

•	our inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations. We have also incurred substantial transaction costs in connection with the Asset Sale, and we will continue to do so until the consummation of the Asset Sale.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The APA contains provisions that make it substantially more difficult for us to sell the Company’s assets to a party other than the Buyer. Specifically, the Company agreed not to solicit any acquisition proposals until the date of closing or the proper termination of the APA except that the Board of Directors does have the right to withhold, withdraw, amend or modify its approval of the APA if (i) the Company receives an unsolicited written acquisition proposal that its Board of Directors believes in good faith is reasonably likely to be consummated and would result in a transaction more favorable to Company’s stockholders from a financial point of view and (ii) it reasonably concludes in good faith that taking such action is required in order to comply with its fiduciary obligations to the Company’s stockholders under applicable law.  However, in the event that the Company makes a Change of Recommendation, such action will constitute an event of default under the Loan Agreement with the Buyer.  Upon the occurrence and during the continuance of an event of default under the Loan Agreement, the Buyer may, at its option, exercise a number of remedies as a secured lender including selling, leasing or disposing all or a portion of our assets (including the Purchased Assets) or retaining all or a portion of our assets (including the Purchased Assets) in satisfaction of our obligations to the Buyer.

These provisions could discourage a third party that might have an interest in acquiring the Company or its assets from considering or proposing such an acquisition, even if that party was prepared to pay consideration with a higher value than the purchase price to be paid by the Buyer.

The failure to consummate the Asset Sale may materially and adversely affect our business, financial condition and results of operations.

The Buyer’s obligation to close the Asset Sale is subject to a number of conditions, including our stockholders’ approval of the Asset Sale Proposal and the Plan of Liquidation Proposal. We cannot control some of these conditions and we cannot assure you that they will be satisfied or that the Buyer will waive any that are not satisfied. If the Asset Sale is not consummated, we may be subject to a number of risks, including the following:

•

we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Asset Sale;

•	the trading price of our common stock may decline to the extent that the then current market price reflects a market assumption that the Asset Sale will be consummated;

•	our relationships with our customers, suppliers and employees may be damaged beyond repair and the value of our assets will likely significantly decline; and
•

we likely will not be able to satisfy our debt obligations under our Loan Agreement with the Buyer, which is scheduled to mature on March 30, 2017. Upon the occurrence and during the continuance of an event of default under the Loan Agreement, the Buyer may, at its option, exercise a number of remedies as a secured lender including selling, leasing or disposing all or a portion of our assets (including the assets to be purchased in the Asset Sale) or retaining all or a portion of our assets (including the assets to be purchased in the Asset Sale) in satisfaction of our obligations to the Buyer.

The occurrence of any of these events individually or in combination will likely materially and adversely affect our business, financial condition and results of operations, cause the market value of our common stock to significantly decline or become worthless and force us to liquidate and windup our operations.

The failure to consummate the Asset Sale by the prescribed deadline will likely result in the Asset Sale being abandoned.

Either the Buyer or the Company may terminate the APA without penalty if (i) our stockholders do not approve the Asset Sale Proposal and Plan of Liquidation Proposal by March 30, 2017 or (ii) if the Asset Sale is otherwise not completed by March 30, 2017 (unless such deadline is missed due to a breach by the party seeking termination of a representation, warranty, covenant or agreement in the APA).  In the event the APA is terminated, the potential adverse effects from failing to consummate the Asset Sale discussed above would be implicated, including the Buyer having the right to exercise its remedies as a secured lender under the Loan Agreement as a result of our inability to satisfy our debt obligations under the Loan Agreement by the Maturity Date.

Our executive officers and directors may have interests in the Asset Sale other than, or in addition to, the interests of our stockholders generally.

Members of our Board of Directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally, including as discussed under “Interests of Certain Parties in the Matters to be Acted Upon” below. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement.

We will no longer be an operating company following the closing of the Asset Sale.

If we complete the Asset Sale and the stockholders approve the Plan of Liquidation (or if the Asset Sale is not consummated and the stockholders approve the Plan of Liquidation), we will cease to do business and will not engage in any business activities except for dealing with post-closing matters (in the event the Asset Sale is consummated) and for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation. After that, we will distribute the remaining assets to our stockholders in proportion to their respective stockholder interest in the Company.  In considering how to vote on the Asset Sale Proposal and the Plan of Liquidation Proposal, stockholders should not assume that they will receive any distributions from the Company.

We cannot determine at this time the exact timing of any distribution to our stockholders because there are many factors, some of which are outside of our control, that could affect our ability to make any distribution.

As stated previously, the Company can give no assurance regarding the amount of any distribution or if a distribution to our stockholders will occur. In addition, at this time, we cannot determine when (if ever) we will be able to make any distributions to our stockholders. These distributions are dependent on a number of factors, including but not limited to when we are able to sell our remaining assets, the amount and nature of any unknown or contingent liabilities in the future, inaccuracies in the cost estimates to resolve currently known contingent liabilities, general business and economic conditions, and other matters.

If our stockholders vote against the Plan of Liquidation Proposal, they could receive less consideration in the event the Company is able to make a distribution to its stockholders.

If our stockholders vote against the Plan of Liquidation Proposal, the Buyer is not obligated to consummate the Asset Sale and the Buyer would have the right to terminate the APA.  In the event the APA is terminated and Company’s obligations under the Loan Agreement are not otherwise satisfied by the Maturity Date, the Buyer would have the right, at the Company’s expense, to exercise its remedies as a secured lender under the Loan Agreement.  Therefore, in the event the Asset Sale is not consummated, the Company’s stockholders may receive less consideration than they otherwise may if the Asset Sale closes and the Plan of Liquidation is approved.  In addition, our stockholders could incur an increased stockholder-level tax liability in the event that property (including cash) distributed to stockholders (if any) is characterized as a dividend for tax purposes rather than a return of capital (see the section entitled “Certain U.S. Federal Income Tax Consequences of the Winding Up - Certain U.S. Federal Income Tax Consequences to Stockholders”).

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders may be required to return any received distributions.

If the Plan of Liquidation is approved by our stockholders, following the closing of the Asset Sale (or if the Asset Sale is not consummated, at such time as determined by our Board of Directors), we plan to promptly file the Certificate of Dissolution with the Nevada Secretary of State.  The Certificate of Dissolution will become effective upon its filing with the Nevada Secretary of State.  The dissolution of the Company will not impair any remedy or cause of action available to or against the Company or its directors, officers or stockholders commenced within 2 years after the date of the dissolution with respect to any remedy or cause of action in which the plaintiff learns, or in the exercise of reasonable diligence should have learned of, the underlying facts on or before the date of dissolution, or within 3 years after the date of dissolution with respect to any other remedy or cause of action. Any remedy or cause of action not commenced within the applicable period is barred. Following the filing of the Certificate of Dissolution, the Company will continue for the purpose of prosecuting and defending suits, actions, proceedings and claims of any kind or character by or against the Company and to enable it to gradually settle and close its business, collect its assets, collect and discharge its obligations, dispose of and convey its property, distribute its money and other property among the stockholders, after paying or adequately providing for the payment of its liabilities and obligations, and to do every other act to wind up and liquidate its business and affairs, but not for the purpose of continuing its historical operations.

If the amount ultimately required to be paid in respect of our liabilities exceeds the amount available from money we have set aside to satisfy our creditors, our creditors could seek an injunction against our making distributions to our stockholders on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to our stockholders. In addition, if we fail to create an adequate contingency reserve for payment of our expenses and liabilities and we make distributions to our stockholders, creditors could assert claims against the Company for the payment of any shortfall.  In such event, a stockholder could be required to return all distributions previously made to such stockholder, provided that no stockholder will be liable for any claim against the Company in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.  Moreover, in the event a stockholder has paid taxes on amounts previously received by the stockholder, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. The Board of Directors is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and we cannot assure you that any contingency reserve established by us will be adequate to cover all expenses and liabilities.

The tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature.

You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy statement for tax advice.

We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the anticipated tax consequences of the liquidation of the Company, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us.

As a result of the liquidation of the Company, for federal income tax purposes, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value of any property distributed to them, and (ii) their tax basis for their holdings in the Company. A stockholder’s tax basis in their holdings in the Company will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. Any loss generally will be recognized only when the final distribution from us has been received, and if the stockholder is still the owner of his, her, or its holdings in the Company.

In certain circumstances, a third party may be appointed to oversee the Company’s liquidation.

In connection with the Company’s dissolution, a Nevada district court, on application of any creditor or stockholder of the Company, at any time, may either continue the directors as trustees to windup the Company’s operations, or appoint one or more persons to perform such tasks. If a third party is appointed by the court to windup the Company, such third party would have control over the liquidation process, including the sale or distribution of any remaining assets under the approved Plan of Liquidation.

PROPOSAL # 1:  THE ASSET SALE PROPOSAL

The following information describes material aspects of the Asset Sale. It is not intended to be a complete description of all information relating to the Asset Sale and is qualified in its entirety by reference to more detailed information contained in the Annexes to this document, including the APA. A copy of the APA is included as ANNEX A and is incorporated herein by reference. You are urged to read the Annexes, including the APA, in their entirety.

Parties to the Transaction	Referred to as:
PLY Technology	the “Buyer”
Vapor Hub International Inc.	the “Company”

The Company’s principal executive office is located at 1871 Tapo Street, Simi Valley, CA 93063.  The telephone number of the Company’s principal executive offices is (805) 309-0530.

The Buyer’s principal executive office is located at 122A East Foothill Blvd. #145, Arcadia, CA 91006.  The telephone number of the Buyer’s principal executive offices is (626) 693-1554.

The Asset Sale- Brief Overview

On February 10, 2017, the Company and the Buyer entered into the APA. Under the APA, the Company agreed to sell the Company’s proprietary rights to its intangible assets to the Buyer, and the Buyer agreed to pay the Company a purchase price of $1,000,000, subject to the satisfaction of certain closing conditions, which include obtaining the approval of the Company’s stockholders of the Asset Sale Proposal and the Plan of Liquidation Proposal.  The Company intends to use the net proceeds from the Asset Sale as further described under the heading “Proposal #2: Plan of Liquidation Proposal”.  For a detailed summary of the terms of the APA, please see the summary of the APA under the heading “The Asset Purchase Agreement” below.

Background of the Transaction

In November of 2015, Kyle Winther, the Chief Executive Officer and a director of the Company, Lori Winther, the Chief Financial Officer and a director of the Company, Jake Perlingos, the President and a director of the Company, Niels Winther, a director of the Company and Justin Moreno, formerly a director of the Company and formerly the Company’s Chief Operating Officer met with Tom Li, the Chief Executive Officer of Jasper Technology, Inc. (“Jasper”), a supplier to the Company, to discuss a potential strategic transaction between the two companies.  Following the meeting, Jasper informed the Company that it did not wish to pursue further discussions relating to a strategic transaction.

In May of 2016, the Company began to have IJOYGROUP Co. Ltd., a manufacturer based in China (“IJoy”), co-design and manufacture its “Limitless” branded vaping products and the Company received its first shipment of products from IJoy in June of 2016.  The Company continued to receive product shipments of its “Limitless” branded products from IJoy until August, 2016.  After this time, IJoy failed to supply the Company with products despite the Company’s continued efforts to secure supply, and purportedly manufactured and sold products under the Company’s “Limitless” brand without consent.  As a result of not having an adequate supply of its Limitless branded products, the Company’s revenues significantly declined, particularly in the final three months of the calendar year ended December 31, 2016 and its working capital was significantly depleted.

On October 5, 2016, a broker acting on behalf of a medical marijuana company (“Company B”) presented an unsolicited letter of intent to acquire the Company. On October 6, 2016, Kyle Winther had a telephone conference with the broker to discuss the letter of intent.

On October 13, 2016, Kyle Winther and Jake Perlingos approached Tom Li to determine if Mr. Li was aware of other parties who may be interested in acquiring or investing in the Company.

On October 14, 2016, Kyle Winther, Jake Perlingos and Lori Winther participated in a conference call with representatives of Company B to further discuss the letter of intent and explore ways in which the companies could potentially work together.

On October 18, 2016, Tom Li on behalf of a potential acquirer requested financial information from the Company that was in the public domain.

On October 19, 2016, Kyle Winther and Jake Perlingos participated in a phone conversation with a representative of one of the largest manufacturers and distributers in the world of vaping devices and accessories (“Company C”), about a potential strategic transaction.

On October 24, 2016, Kyle Winther, Jake Perlingos and Lori Winther had a phone conference with an executive of Company C to further discuss the potential of Company C acquiring the Company.  On approximately October 26, 2016, Company C informed the Company that it was not interested in further pursuing an acquisition of the Company.

On October 25, 2016, Kyle Winther, Lori Winther, Jake Perlingos and Niels Winther, constituting the entire Board of Directors, along with a representative of Stubbs Alderton, counsel to the Company, and representatives of Hall and Company, Inc., the Company’s auditors, met in person at the Company’s offices to consider strategic alternatives for the Company, including going dark and also discussed structures pursuant to which an acquirer could acquire control of the Company.

On October 27, 2016, Kyle Winther and Jake Perlingos participated in a conference call with a representative of PLY Group about a potential strategic transaction with PLY USA.

On October 28, 2016, all members of the Board of Directors met in person at the Company’s offices to consider strategic alternatives for the Company and discussed the Company’s conversations with various potential acquirers.  After discussion, the Board decided to further explore a possible strategic transaction with PLY USA or its affiliate.  After reviewing diligence information relating to Company B, the Board decided to end its discussions with Company B after determining that a strategic transaction with Company B would not be in the best interests of the Company and its stockholders.  The Board also discussed the potential of finding an alternate manufacturer to IJoy, and determined that an alternate supply of Limitless branded products could not be secured (and deliver products to the Company) for at least three to six months.

On November 1, 2016, Kyle Winther and Jake Perlingos discussed various potential deal structures with a representative of PLY USA pursuant to which PLY USA or its affiliates would acquire control of the Company.

On November 3, 2016, Kyle Winther and Jake Perlingos received an email from representatives of PLY USA with an offer to acquire the business of the Company through an asset purchase.

On November 8, 2016, Kyle Winther and Jake Perlingos participated in a conference call with representatives of PLY USA and provided a counter offer during the call, which included a higher purchase price for the assets to be acquired.

On November 11, 2016, Kyle Winther, Lori Winther, Jake Perlingos and Niels Winther along with a representative of Stubbs Alderton, counsel to the Company participated in a phone conference with representatives of PLY USA and representatives of Squire Patton Boggs (US) LLP, counsel to PLY USA, to generally discuss the structure and terms of a potential strategic transaction between the Company and PLY USA.

On November 15, 2016, Kyle Winther and Lori Winther met with a representative of PLY USA to discuss PLY USA’s asset purchase offer.

On November 17, 2016, Kyle Winther, Lori Winther, Jake Perlingos and Niels Winther met with representatives of PLY USA at the Company’s offices to discuss the potential strategic transaction.  During the meeting, the Company proposed alternative structures to an asset purchase for PLY USA’s consideration, including a tender offer for all of the Company’s shares or a merger transaction pursuant to which the Company would become a wholly-owned subsidiary of PLY USA or its affiliates.

On November 18, 2016, Kyle Winther, Lori Winther, Jake Perlingos and Niels Winther along with a representative of Stubbs Alderton, counsel to the Company (who participated by phone) met with representatives of PLY USA and representatives of Squire Patton Boggs (US) LLP, counsel to PLY USA, to further discuss the structure and terms of a potential strategic transaction between the Company and PLY USA.  To address the Company’s immediate need for financing, PLY USA agreed to provide bridge financing to the Company through its affiliate, the Buyer, on terms to be determined while the structure of an acquisition of the Company by PLY USA was further explored.

On November 20th, 2016, the Company received drafts of the Loan Agreement, the Note and a Security Agreement (the “Security Agreement”) from a representative of Squire Patton Boggs.

On November 21, 2016, Lori Winther and Kyle Winther of the Company and a representative of Stubbs Alderton, counsel to the Company, participated in a phone conference with representatives of the Buyer and representatives of its counsel, Squire Patton Boggs, to discuss the terms and structure of the bridge financing.

On November 24, 2016, the Buyer provided $60,000 of funding to the Company to meet a payment obligation of the Company.

On December 8, 2016, Lori Winther, Kyle Winther and Jake Perlingos of the Company and a representative of Stubbs Alderton participated in a conference call with representatives of the Buyer and representatives from its counsel, Squire Patton Boggs, to discuss the terms of the bridge financing and the structure of a potential acquisition of the Company by the Buyer.

On December 11, 2016, a representative of Squire Patton Boggs distributed an email outlining proposed terms for the bridge financing and the structure of a potential acquisition of the Company by the Buyer.

From December 12, 2016 to December 14, 2016, counsel to the Company distributed revised drafts of the Security Agreement, Note and Loan Agreement and also distributed drafts of ancillary agreements to the Loan Agreement to counsel to the Buyer for review.

On December 15, 2016, counsel to the Buyer provided revised drafts of the Loan Agreement and also distributed a draft Consulting Agreement and draft Asset Purchase Agreement for the Company’s review.

From December 15, 2016 to December 23, 2016, the parties continued to finalize the Loan Agreement, the Note, the Security Agreement and the related transaction documents.

On December 23, 2016, the Company and the Buyer entered into the Loan Agreement, the Note, the Security Agreement and the related transaction documents pursuant to which the Buyer agreed to loan the Company up to $875,000, including the $60,000 previously advanced to the Company on November 24, 2016.

On December 30, 2016, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission to report the entry into the Loan Agreement with the Buyer.

On January 4, 2017, counsel to the Company provided a revised draft of the Asset Purchase Agreement to the Buyer and its counsel for review.

On January 6, 2017, counsel to the Buyer provided a revised draft of the Asset Purchase Agreement to the Company and its counsel for review.

On January 10, 2017, counsel to the Company provided a revised draft of the Asset Purchase Agreement to the Buyer and its counsel for review.

On January 20, 2017, counsel to the Buyer provided a revised draft of the Asset Purchase Agreement to the Company and its counsel for review.

On January 20, 2017, the Company engaged Diamond to provide its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the APA.

On January 24, 2017 after considerable discussion between the Buyer and the Company, the Buyer agreed to increase the Purchase Price from $875,000 to $1,000,000.

On February 10, 2017, the Board of Directors held a telephonic meeting, together with representatives from Stubbs Alderton and Diamond. At this meeting, a representative of Stubbs Alderton provided an overview of the transaction and reviewed the Board’s fiduciary duties, including in connection with a sale of substantially all of the assets of the Company. The Stubbs Alderton representative then reviewed the material terms and conditions of the proposed Asset Purchase Agreement, which had been circulated to the Board in advance of the meeting.  Also at this meeting, Diamond reviewed with the Board of Directors its financial analysis of the Purchase Price consideration to be received by the Company pursuant to the Asset Purchase Agreement and delivered a favorable opinion regarding the fairness, from a financial point of view, of the Purchase Price to be received by the Company pursuant to the Asset Purchase Agreement.  After considering, among other things, the factors described below under “The Reasons for the Recommendation”, the Board of Directors unanimously authorized, approved and declared advisable the execution, delivery and performance of the Asset Purchase Agreement and approved the Plan of Liquidation and resolved to recommend that the stockholders of the Company adopt and approve the Asset Sale and the Plan of Liquidation.

On February 10, 2017, the Company and Buyer executed the Asset Purchase Agreement.

On February 14, 2017, the Company announced the transaction to the public, via a Current Report on Form 8-K.

Transactions and Agreements Related to the Asset Purchase Agreement

On December 23, 2016, the Company entered into the Loan Agreement with the Buyer.  At the initial closing on December 23, 2016, the Company received gross proceeds of $543,110.30, which includes $60,000 previously advanced to the Company by the Buyer and issued to the Buyer the Note in the principal amount of $543,110.30.  The Note was originally scheduled to mature on February 15, 2017 and the Company entered into an amendment to the Note on February 10, 2017 to extend the Maturity Date until March 30, 2017.  At any time prior to the Maturity Date or the earlier termination of the Loan Agreement, the Company can request up to $331,899.70 of additional loans, which additional loans may be made in the sole discretion of the Buyer.  The Company may prepay borrowings at any time, in whole or in part, without penalty, with the prior consent of the Buyer.

The loan accrues interest on the unpaid principal balance at an annual rate of 18% and the principal amount and all accrued but unpaid interest thereon is due and payable on the Maturity Date.  If the Company is in default under the Loan Agreement or any related transaction document, including as a result of a default in the Company’s payment obligations, any amount due to the Buyer under the Loan Agreement will, at the Buyer’s option, bear interest from the date due until such past due amount is paid in full at an annual default rate of 22%.  In addition, upon the occurrence and during the continuance of an event of default under the transaction documents, the Buyer may terminate its commitments to the Company and declare all of the Company’s obligations to the Buyer to be immediately due and payable.

While the Note is outstanding, but only upon the occurrence of (i) an event of default under the Loan Agreement or any related transaction document or (ii) the Company’s mutual agreement with the Buyer, the Buyer may convert, subject to certain beneficial ownership limitations, all or any portion of the outstanding principal, accrued and unpaid interest and any other sums due and payable under the Note or any other transaction document (such total amount, the “Conversion Amount”) into a number of shares of the Company’s common stock equal to: (i) the Conversion Amount divided by (ii) eighty-five percent (85%) of the lowest of the daily volume weighted average price of the Company’s common stock during the five business days immediately prior to the conversion date (the “Conversion Shares”).  Upon sale by the Buyer of Conversion Shares, if the Buyer realizes a net amount from such sale equal to less than the Conversion Amount, the Company is obligated to issue to the Buyer additional shares of its common stock equal to: (a) the Conversion Amount minus the net realized amount, divided by (b) the average volume weighted average price of the Company’s common stock during the five business days immediately prior to the date upon which the Buyer requests additional shares.

The payment and performance of all the Company’s indebtedness and other obligations to the Buyer, including all borrowings under the Loan Agreement and related agreements, are secured by first priority liens on substantially all of the Company’s assets pursuant to the Security Agreement.  Upon the occurrence and during the continuance of an event of default under the transaction documents (which defaults include the Company’s failure to repay the Note by the Maturity Date and the Company making a Change in Recommendation), the Buyer may, at its option, exercise a number of remedies as a secured lender including selling, leasing or disposing all or a portion of the Company’s assets (including the assets to be purchased in the Asset Sale) or retaining all or a portion of the Company’s assets (including the assets to be purchased in the Asset Sale) in satisfaction of the Company’s obligations to the Buyer.  Therefore, in the event the Asset Sale is not consummated, the Company’s stockholders may receive less consideration than they otherwise may if the Asset Sale closes.

In connection with the Loan Agreement, on December 23, 2016, the Company entered into the Consulting Agreement, pursuant to which the Company will assist the Buyer in connection with the operation of its business, which includes the sale of e-cigarette products and services, and granted to the Buyer a non-exclusive license to use the Company’s intellectual property rights in connection with the marketing, sale and distribution of products developed as a result of the Company’s services to the Buyer.  Unless earlier terminated, the Consulting Agreement is scheduled to expire on June 30, 2017.  For the Company’s services under the Consulting Agreement, the Company received a fee of $25,000 on December 23, 2016.

2015 Omnibus Incentive Plan

If the Asset Sale is consummated, such event will be deemed to be a “Change In Control” under the Company’s 2015 Omnibus Incentive Plan and will cause all unvested options to immediately vest and become exercisable upon the consummation of the Asset Sale.  However, since all of the Company’s outstanding options are fully vested and exercisable, the Asset Sale will not have any impact on outstanding option awards.

Governmental and Regulatory Approvals

The Asset Sale is not contingent on obtaining any governmental or regulatory approvals.

Fairness of the Asset Sale

On February 10, 2017, Diamond Strategic Advisors, LLC (“Diamond”) rendered its oral opinion to the Company’s Board of Directors (which was subsequently confirmed in writing by delivery of Diamond’s written opinion addressed to the Company’s Board of Directors dated the same date), as to whether, as of such date, the Asset Sale transaction is fair, from a financial point of view, to the Company (the “Fairness Opinion”).  Diamond did not negotiate the Asset Sale or advise the Company with respect to alternatives to it.

The Company selected Diamond to deliver the Fairness Opinion based on Diamond’s qualifications, experience and reputation in mergers and acquisitions, and the experience of its personnel in rendering fairness opinions generally, including to small and middle-market companies.  Neither Diamond nor any of its principals has any ownership or other beneficial interests in the Company and has not provided any previous investment banking or consulting services to the Company or otherwise had a material relationship with the Company.  Diamond will receive a non-contingent fee from the Company relating to its services in providing the Fairness Opinion.

The following is the full text of Diamond’s opinion:

February 10, 2017

The Board of Directors

Vapor Hub International Inc.

Ladies and Gentlemen:

We understand that Vapor Hub International Inc (“VHI” or “Company” hereinafter) is selling all of its rights, title and interest in and to its Proprietary Rights, including its Limitless branded products, and all goodwill associated therewith owned by the Company or used, or held for use by the Company, in connection with its business as conducted by the Company as of the date of the Asset Purchase Agreement (“APA”), together with all rights to collect income, royalties, damages, products, proceeds and payments due and payable at the closing or after the closing with respect to the foregoing, including claims against third parties for past, present or future infringements of such Proprietary Rights (collectively the “Purchased Assets”), to PLY Technology (“PLY”) (the “Transaction”) for $1,000,000 (the “Consideration”). The Purchased Assets do not include any other assets of the Company. The Consideration to be received by VHI will consist of the cancellation of all indebtedness owed by VHI to PLY as per that certain Credit Agreement dated December 23, 2016 in the original principal amount of $543,110.30, with the remainder payable in cash.

Diamond Strategic Advisors, LLC (“Diamond” or “we”) has been engaged by VHI to render this written Opinion to the Board of Directors (the “Board”) of VHI as to whether, as of the date of this opinion, the Transaction is fair, from a financial point of view, to the Company.

We have not been requested to, and did not, (a) solicit third party indications of interest in acquiring all or any part of the Company, or (b) perform an independent appraisal or valuation of the Company.  Furthermore, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection herewith, Diamond has relied upon, without independent verification, public and non-public reports of the Company and other information supplied to it by or on behalf of the Company. Diamond shall not in any respect be responsible for the accuracy or completeness of any such report or information, public or non-public, supplied to it by or on behalf of the Company or for any obligation to verify the same nor for any conclusions based upon inaccurate or incomplete information.

We have not been requested to opine as to, and this Opinion does not express an opinion as to, make any recommendations with respect to, or otherwise address, among other things, (i) the underlying business decision of the Company or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, (iii) the solvency or creditworthiness of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (iv) the effect of the Company entering into or consummating the Transaction on any contract, agreement or arrangement to which the Company may be a party. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, if any, relative to the consideration to be received by the holders of shares of the Company’s common stock in the transaction, if any.

In arriving at its Opinion, Diamond has made the following reviews and inquires:

•

Visited the business offices of the Company;

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Held discussions with Company management regarding the Transaction, and the business, operations and assets of the Company, and the historical and projected future performance of the Company;

•

Reviewed internally prepared historical financial statements of the Company including (a) Balance Sheets as of January 30, 2017, December 31, 2016, December 31, 2015, June 30, 2016, June 30, 2015, and June 30 2014; (b) Statement of Cash Flows July through December 2016 and July through December 2015; and (c) Income Statements July 2015 through June 2016, July 2014 through June 2015, July through December 2016 and July through December 2015.;

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Reviewed the Credit Agreement dated December 23, 2016;

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Reviewed the Draft Asset Purchase Agreement to be entered into;

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Reviewed 10-Ks for the fiscal years ended June 30 2016 and June 30 2015, 8-Ks filed during the calendar years of 2015 and 2016, and Draft Preliminary Proxy Statement dated February [ ], 2017

•

Reviewed publicly available financial data for certain companies that we deem comparable to the Company;

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Reviewed publicly available information for certain transactions that we deem comparable to the Transaction; and

•

Undertook such other studies, analyses and investigations as Diamond deemed relevant and appropriate.

We have relied upon and assumed, without undertaking any responsibility for independent verification or investigation, the accuracy, sufficiency, completeness and reasonableness of the financial, legal, tax, and other information provided to, discussed with or reviewed by us, including, without limitation, information about the future performance and prospects of the Company, and have assumed such accuracy, sufficiency, completeness and reasonableness for purposes of rendering our Opinion. We have relied upon the Board’s assertion that absent the completion of the Transaction, the Company would have little recourse but to enter into a restructuring through bankruptcy which would likely significantly reduce Company value. We have further relied upon assurances and representations from the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion.  Furthermore, no opinion, counsel or interpretation is intended with respect to matters for which legal, regulatory, accounting, insurance, tax or other similar professional advice is required or advisable. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, upon the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

This Opinion has been furnished for the use and benefit of the Board in connection with their evaluation of the Transaction and may not be used for any other purpose without our prior written consent. In addition, this Opinion does not in any manner address the prices at which the Company’s common stock will trade following consummation of the Transaction and Diamond expresses no opinion or recommendation as to how the shareholders of the Company should vote at any shareholder meetings to be held in connection with the Transaction.

Our Opinion is necessarily based upon our evaluation of information made available to us as well as the economic, monetary, market, financial, regulatory and other conditions as they exist and can be evaluated on the date hereof.  We have not undertaken, and we assume no responsibility, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events or circumstances occurring after the date hereof. We disclaim any obligation to advise the Board or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.  We did not provide, and will not provide, any advice with respect to any legal conclusions as to whether the Transaction may be prohibited by law.

While all public information (including industry and statistical information, if any) considered by us in connection with this Opinion was obtained from sources we believe are reliable, we make no representation as to the accuracy or completeness thereof, and we have relied upon such public information without further verification.

In rendering our Opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms substantially described in this letter without any material changes to any of the economic assumptions stated herein.

Each of the analyses conducted by Diamond was carried out to provide a particular perspective of the Transaction.  Diamond did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Transaction, from a financial point of view, to the Company. Diamond does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its Opinion. Accordingly, Diamond believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Diamond in connection with the preparation of the Opinion.

This Opinion has been approved by Diamond’s fairness committee.  This Opinion is not intended to be, and does not constitute, a recommendation to the Board or to any other party to approve or proceed with the Transaction.  This Opinion relates solely to the question of the fairness of the Transaction, from a financial point of view, to the Company. This Opinion should not be construed as creating any fiduciary duty on our part to any person.

Except as set forth in our engagement letter with the Company dated January 27, 2017, this Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Diamond or any of its affiliates be made.

Diamond, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Diamond nor any of its principals has any ownership or other beneficial interests in the Company and has not provided any previous investment banking or consulting services to the Company or otherwise had a material relationship with the Company.  Diamond will receive a non-contingent fee from the Company relating to its services in providing the Opinion.

Based on and subject to the foregoing, we are of the Opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Diamond Strategic Advisors, LLC

DIAMOND STRATEGIC ADVISORS, LLC

Effects of the Asset Sale

If the Company completes the Asset Sale and the Plan of Liquidation Proposal is approved by the Company’s stockholders at the Special Meeting, the Company will wind up the affairs of the Company and liquidate its assets in accordance with the Plan of Liquidation.  If the Plan of Liquidation Proposal is not approved by the Company’s stockholders at the Special Meeting, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing of the Asset Sale are satisfied or waived and our Board of Directors, in discharging its fiduciary obligations to our stockholders, would evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and the Liquidation together. This may include remaining an operating company, which may reduce amounts available to stockholders in the event of a later liquidation.   In addition, we would likely continue to ask the stockholders to approve the Plan of Liquidation, in a separate special meeting of stockholders called for that purpose. In any event, with limited operating assets with which to generate revenues and no Plan of Liquidation approved, we would use the cash received from the Asset Sale, as well as our other cash (including cash proceeds generated through the sale of our remaining inventory), to pay off our indebtedness, and pay ongoing operating expenses instead of having the potential to make distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence and wind down the Company.

Dissenters’ Right of Appraisal

The stockholders of the Company are not entitled to dissenter’s rights of appraisal in connection with the Asset Sale.

Interests of Certain Parties in the Matters to be Acted Upon

In considering the recommendation of the Board of Directors to vote to approve the Asset Sale Proposal, our stockholders should be aware that our directors and executive officers have financial interests in the consummation of the Asset Sale that may be in addition to, or different from, the interests of our stockholders generally. The Board of Directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Asset Sale and APA and in recommending to our stockholders that they approve the Asset Sale Proposal. Our stockholders should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal. The following discussion describes the different contractual arrangements and other rights of our executive officers and directors in connection with the Asset Sale.

Employment with Buyer

Following the closing of the Asset Sale, the Buyer intends to offer employment to various employees of the Company, including its Chief Executive Officer, Kyle Winther, and its President, Jake Perlingos.  However, no member of the Company’s management has entered into an employment agreement or other agreement, arrangement or understanding with respect to continuing employment, nor has any member of the Company’s management entered into an equity rollover agreement or other agreement, arrangement or understanding with the Buyer.

No Golden Parachute Payments to Officers and Directors

In connection with the consummation of the Asset Sale, the Company will not be making any severance payments (in cash or otherwise) or retention payments to its named executive officers or directors and no named executive officer or director will receive any other perquisites or benefits in connection with the Asset Sale.

2015 Omnibus Incentive Plan

Niels Winther, a director of the Company, holds fully-vested options to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.0419 per share, which were granted on June 30, 2015.  No other officer or director of the Company holds any rights to acquire common stock of the Company.  If the Asset Sale is consummated, no member of the Company’s Board of Directors nor any executive officer of the Company will benefit from any accelerating vesting of equity awards.

Anticipated Accounting Treatment

Following the consummation of the Asset Sale, we will remove the sold assets from our balance sheet and will record a gain on the sale equal to the difference between the aggregate consideration received and the Company’s book value of net assets sold.

U.S. Federal Income Tax Consequences of the Asset Sale

See “Certain U.S. Federal Income Tax Considerations” below.

Expected Consummation of the Asset Sale

We expect to consummate the Asset Sale as soon as practicable after all of the closing conditions in the APA, including approval of the Asset Sale Proposal and the Plan of Liquidation Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the Asset Sale to close on or before March 30, 2017. However, there can be no assurance that the Asset Sale will be consummated at all or, if consummated, when it will be consummated.

Reasons for the Recommendation

In making its determination to approve and to recommend the Asset Sale for approval by the Company’s stockholders, the Board of Directors consulted with the Company’s management and its accounting and legal advisors and considered the following factors, among others:

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the Board’s understanding of and familiarity with the business, operations, management, projections and future business prospects for the Company (as well as the risks and costs involved in pursuing those prospects);

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the Company’s historical and current financial performance and results of operations, the Company’s prospects and long-term strategy, its competitive position in the industry in which it operates and general economic and stock market conditions;

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the Company’s difficulty in securing product supply from its manufacturers, which resulted in a significant decline in sales in the quarter ended December 31, 2016 and the time required to locate and on-board alternative suppliers acceptable to the Company;

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the Purchase Price will be paid in cash providing certainty, immediate value and liquidity to the Company in order to satisfy its outstanding debt obligations and potentially distribute excess cash to its stockholders pursuant to the Plan of Liquidation;

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the Board’s belief, after a review of potential strategic alternatives, that the Purchase Price is more favorable to Company and its stakeholders than the potential value that might have resulted from other strategic opportunities potentially available to the Company, including remaining as a standalone company or pursuing a business combination transaction with another party;

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the Board’s belief that as a result of arm’s-length negotiations with the Buyer, the Company and its representatives had negotiated the highest purchase price that the Buyer was willing to pay for the Purchased Assets and that the terms of the Asset Purchase Agreement include the most favorable terms to the Company in the aggregate to which the Buyer was willing to agree;

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the Board’s belief that absent the completion of the Asset Sale or a significant cash infusion, the Company would have little recourse but to enter into a restructuring through bankruptcy which would likely reduce significantly or eliminate stockholder value and assets available to satisfy obligations to creditors;

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the Board’s knowledge of the regulatory environment surrounding the electronic cigarette industry, which is significantly increasing the regulatory burden on the Company, particularly in relation to its United States operations;

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the Board’s assessment of what prospective buyers are willing to pay for the Company’s assets and capital stock and the likelihood of closing a transaction with them in an expedited time frame;

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the Board’s belief that the Company had engaged in a reasonable process to obtain the best available value for stockholders taking into account the Company’s need for cash, including by creating an opportunity both before execution of the Asset Purchase Agreement and following execution of the Asset Purchase Agreement, for other potentially interested parties to negotiate a transaction with the Company;

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the review by the Board with representatives of Stubbs Alderton & Markiles, LLP, counsel to the Company (“Stubbs Alderton”) of the structure and terms of the Asset Sale and the Plan of Liquidation;

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the ability of the Board, pursuant to the provisions of the Asset Purchase Agreement, to evaluate an unsolicited bona fide Acquisition Proposal that the Company may receive at any time prior to the occurrence of approval of the Asset Sale and Plan of Liquidation by the stockholders of the Company, and the Board’s ability to withdraw its approval of the Asset Purchase Agreement (which will constitute a default under the Loan Agreement) if the Board reasonably concludes in good faith (following the receipt of advice from outside counsel) that withdrawing its approval of the Asset Purchase Agreement is required in order to comply with its fiduciary obligations to the Company’s stockholders;

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the opinion of Diamond, dated February 10, 2017, to the Board of Directors as to the fairness, from a financial point of view and as of such date, of the Purchase Price to be received by the Company pursuant to the Asset Purchase Agreement, which opinion was based on and subject to the assumptions, limitations, qualifications and conditions described in such opinion as more fully described under the caption “Opinion of Company’s Financial Advisor.” Diamond’s opinion does not constitute a recommendation as to whether or not any stockholder should vote or act with respect to the Asset Sale Proposal, the Plan of Liquidation Proposal or otherwise;

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The terms and conditions of the Asset Purchase Agreement, including the reasonableness of the conditions to closing under the Asset Purchase Agreement, the likelihood that the stockholder approval necessary to approve the Asset Sale and Plan of Liquidation will be obtained and the ultimate likelihood that the Asset Sale will be completed;

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that the Asset Sale is subject to approval of holders of at least a majority of all of the outstanding shares of the Company’s common stock, and that if such stockholders did not approve the Asset Sale terms, the Asset Sale would not close;

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that the Buyer intends to make offers of employment to a majority of the employees of the Company following the closing of the Transaction; and

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that the Purchase Price should enable the Company to satisfy its known obligations to its creditors.

In addition, the Board considered a variety of risks and other potentially negative factors concerning the Asset Purchase Agreement and the transactions contemplated thereby, including, among others, the following:

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the possibility that the Asset Sale may not be completed, or that completion may be delayed for reasons that are beyond the control of the Company, including the failure of the Company’s stockholders to approve the Asset Sale and Plan of Liquidation or the failure of the Company to obtain the third-party consents that are a condition to the closing of the Asset Sale;

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the risks and contingencies relating to the announcement and pendency of the Asset Sale and the risk and costs to the Company if the Asset Sale is not completed, including the effect of an announcement of termination of the Asset Purchase Agreement on the trading price of the Company’s common stock, business, and relationships with its customers, suppliers and employees;

•

if the Asset Purchase Agreement is terminated in connection with a Change of Recommendation, it will constitute a default under the Loan Agreement and permit Buyer to exercise its remedies as a secured lender, which may eliminate a potential cash distribution pursuant to the Plan of Liquidation to the Company’s stockholders;

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the incurrence of significant costs and expenses in connection with completing the Asset Sale, including the substantial amount of management time and effort that will be devoted to consummating the Asset Sale;

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the absence of dissenters’ rights for the Company’s stockholders with respect to the Asset Sale and Plan of Liquidation under Nevada law;

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as compared with a cash-out merger transaction, the uncertainty regarding the timing and amount of any cash distributions made by the Company to its stockholders, and the resulting tax treatment of any such distribution, following the Asset Sale, if the Board were to pursue making a cash distribution to its stockholders;

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that, following the Asset Sale, the Company will no longer continue its historical operations and that the Company’s stockholders will not participate in any future growth of the Company, including any potential future benefit from the continued development and commercialization of new products by the Buyer;

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the Board’s decision, in connection with its entry into the Loan Agreement with Buyer on December 23, 2016, to enter into exclusive negotiations with the Buyer in relation to an acquisition of the Company or its assets, which may have deterred a third party from making an Acquisition Proposal;

•

the restrictions in the Asset Purchase Agreement that prohibit the Company from soliciting or initiating discussions with third parties regarding a competing offer for the Company and that place certain constraints on the Company’s ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of the Board; and

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the other factors described under “Risk Factors.”

The Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Asset Purchase Agreement and Plan of Liquidation were outweighed by the potential benefits of the Asset Purchase Agreement and Plan of Liquidation.

The above discussion of the factors considered by the Board is not intended to be exhaustive, but does set forth certain material factors considered by the Board.  In view of the wide variety of factors considered in connection with its evaluation of the Asset Sale and the Plan of Liquidation and the complexity of these matters, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered.  The Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with the Company’s senior management and legal and financial advisors, and overall considered these factors to be favorable to, and to support, its determination regarding the Asset Sale and the Plan of Liquidation.

THE ASSET PURCHASE AGREEMENT

Assets Being Sold to the Buyer

At the closing of the transactions contemplated by the Asset Purchase Agreement, the Company will sell to Buyer all of the Company’s right, title and interest in and to the Company’s Proprietary Rights (as defined below), and all goodwill associated with such Proprietary Rights, owned by the Company or used, or held for use by the Company, in connection with its business as conducted by the Company as of the date of the Asset Purchase Agreement, together with all rights to collect income, royalties, damages, products, proceeds and payments due or payable at the closing or after the closing with respect to the foregoing, including all claims against third parties for past, present or future infringements or misappropriations of such Proprietary Rights.  The Purchased Assets are to be acquired by the Buyer free and clear of any liens.

In the Asset Purchase Agreement, “Proprietary Rights” means all of the following items and all corresponding rights, throughout the world: (i) patents, patent applications, patent disclosures and inventions and all industrial designs registrations and applications (including utility model rights, design rights and industrial property rights) and any reissue, continuation, continuation-in-part, divisional, revision, extension or reexamination of the foregoing; (ii) trademarks, service marks, certification marks, trade dress, logos, trade names, slogans, Internet domain names and corporate names, all registrations, applications and renewals for any of the foregoing, and all goodwill associated with the foregoing, including, without limitation, the name “Limitless” and any and all rights related thereto; (iii) copyrights and other works of authorship (whether or not copyrightable, including “look and feel”) and moral rights, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and other confidential information (including know-how, processes, techniques, methods, financial, business and marketing plans, and customer and supplier lists and related information); (v) software, data collections and databases; (vi) rights of publicity and privacy, including the right to use names, likenesses, voices and biographical information of real Persons; (vii) other intellectual property and proprietary rights (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing); and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

Assets Being Retained by the Company

The Company will retain all assets that are not Purchased Assets.  One asset to be retained by the Company is inventory, which the Company plans to liquidate in connection with the winding up and liquidation of the Company.

In addition, the Company will retain all rights to recovery in connection with that certain lawsuit filed by the Company on November 4, 2015 in the Superior Court of California, County of Orange, Case Number 30-2015-00818492-CU-BC-CJC against Kevin Crump, an individual, Magnavape, Inc. and Magnavon, Inc.  The lawsuit alleges breach of contract, fraud, negligent misrepresentation, intentional interference with economic advantage and negligent interference with economic advantage relating to the production by the defendants of the Company’s AR Mods. The lawsuit prayer is for $3,000,000. This amount includes general damages, lost profits and punitive damages against the defendants.  A mandatory settlement conference is scheduled for February 24, 2017 and a jury trial is scheduled for March 27, 2017.  Although the Company believes it will be meritorious in the lawsuit, the outcome of the litigation is not guaranteed and even if the Company receives a judgment in its favor, there is no guarantee the Company will be able to collect any cash proceeds awarded as a result of the litigation.

Liabilities Being Assumed by the Buyer

The Buyer is not assuming any liabilities of the Company of any kind in connection with the sale of the Purchased Assets by the Company.

Liabilities Being Retained by the Company

At the closing of the Asset Sale, all Company liabilities will be retained by the Company.

Purchase Price

The aggregate purchase price for the Purchased Assets shall be $1,000,000 United States Dollars.  The Buyer shall pay the Purchase Price to the Company at the closing of the Asset Sale by (i) cancelling all outstanding principal, accrued interest and all other obligations payable to Buyer by the Company on the closing date of the Asset Sale under the Loan Agreement, and the related transaction documents (collectively, the “Outstanding PLY Debt Obligations”) and (ii) to the extent the Purchase Price exceeds the Outstanding PLY Debt Obligations, paying an amount in cash equal to the difference between the Purchase Price and the Outstanding PLY Debt Obligations by wire transfer of immediately available funds.

Closing

We expect to close the Asset Sale on or before March 30, 2017. We cannot complete the Asset Sale until we satisfy a number of conditions, which include approval of the Asset Sale and the Plan of Liquidation by our stockholders at the Special Meeting. The effective date of the Asset Sale will be the date on which the closing occurs.

Representations and Warranties Made by the Company

In the Asset Purchase Agreement, the Company makes various representations and warranties for the benefit of the Buyer.  Categories covered by the Company’s representations and warranties include: corporate organization and authorization; enforceability; no conflicts; consents; title to assets being acquired; intellectual property; assigned contracts; permits; non-foreign status; compliance with laws; legal proceedings; broker’s fees and matters pertaining to the Company’s filings with the Securities and Exchange Commission. Subject to certain exceptions, it is a condition to the Buyer’s obligation to complete the Asset Sale that these representations and warranties be true and correct in all material respects at the time of closing. In addition, in certain circumstances discussed elsewhere in this proxy statement, if the Buyer discovers a breach of these representations and warranties after the closing, such breach may give rise to an indemnification claim against the Company.

Representations and Warranties Made by the Buyer

In the Asset Purchase Agreement, the Buyer makes various representations and warranties for the benefit of the Company.  Categories covered by the Buyer’s representations and warranties include: corporate organization and authorization; enforceability; no conflicts; consents; legal proceedings; broker’s fees and matters pertaining to information supplied by the Buyer which is included in the Company’s filings with the Securities and Exchange Commission. Subject to certain exceptions, it is a condition to the Company’s obligation to complete the Asset Sale that these representations and warranties be true and correct in all material respects at the time of closing. In addition, in certain circumstances discussed elsewhere in this proxy statement, if the Company discovers a breach of these representations and warranties after the closing, such breach may give rise to an indemnification claim against the Buyer.

Notice of Certain Events

In connection with the APA, we have agreed to continue to through the closing date promptly notify the Buyer in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have a material adverse effect on the Company, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company not being true and correct in any material respect, or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to closing to be satisfied, (ii) the receipt of any notice from a governmental authority or court concerning the Asset Sale, (iii) any legal actions commenced or threatened against the Company; and (iv) the Company’s exercise of its right to withhold, withdraw, amend or modify its approval of the APA in connection with a third party acquisition proposal.

No Solicitation of Acquisition Proposals

The Company has agreed that, from the date of the APA until the closing of the Asset Sale or the proper termination of the APA, except as described in the next paragraph, (i) Buyer and its affiliates will have the sole and exclusive right to negotiate with the Company with respect to any Acquisition Proposal (as defined below), and (ii) neither the Company nor any of its officers, directors, employees, agents, or representatives shall solicit, pursue indications of interest from, initiate negotiations with, or enter into any agreement with, any third party in relation to an Acquisition Proposal.

Notwithstanding the restrictions in the previous paragraph, if at any time after the date of the APA and prior to the occurrence of the approval of the Asset Sale and Plan of Liquidation by the stockholders of the Company, the Company receives an unsolicited bona fide Acquisition Proposal from a third party, the Company may, subject to certain conditions (i) furnish information regarding the Company to the person making the Acquisition Proposal, (ii) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal and (iii) withhold, withdraw, amend or modify its approval of the APA, but only if and to the extent that in connection with the foregoing clauses (i)-(iii), the Board determines in good faith (after consultation with outside legal counsel) that such Acquisition Proposal if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the person making the Acquisition Proposal), and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the APA but only if the Board reasonably concludes in good faith (following the receipt of advice from outside counsel) that withholding, withdrawing, amending or modifying its approval of the APA is required in order to comply with its fiduciary obligations to the Company’s stockholders under applicable law (a “Change of Recommendation”).

In the APA, “Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any exclusive license or lease) by any Person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”)) of (a) assets or businesses that constitute all or substantially all of the assets of the Company, or (b) beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Company; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company that, if consummated, would result in any Person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company, as a result of which the owners of the equity securities of the Company immediately prior to such event own less than 80% of the equity securities of the Company immediately following such event; or (iv) any liquidation or dissolution of the Company.

Further Assurances

In connection with the APA, the Buyer and the Company have agreed, on or prior to the closing of the Asset Purchase, to use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by the APA, including the execution and delivery of any documents, certificates, instruments, consents or other papers that are reasonably required for the consummation of the transactions contemplated by the APA.

Conditions to Closing - Buyer

The obligation of the Buyer to consummate the Asset Sale is subject to the satisfaction or waiver of a number of conditions on or prior to the closing. Such conditions include the approval of the Asset Sale and Plan of Liquidation by our stockholders at the Special Meeting.  Additional closing conditions include: the Company having delivered certain closing deliverables to the Buyer, including a Bill of Sale and Intellectual Property Assignment; the Company’s representations and warranties being true and correct in all material respects as of the closing date, subject to certain exceptions; the Company having performed its obligations under the APA, including obtaining all requisite third party consents; there being no proceeding pending or threatened that could adversely impact the Asset Sale; the Company having obtained the release of all liens on its assets and no law or order shall have been enacted that would prevent the consummation of the transactions contemplated by the APA.

Conditions to Closing - Company

The obligation of the Company to consummate the Asset Sale is subject to the satisfaction or waiver of a number of conditions on or prior to the closing. Such conditions include the approval of the Asset Sale and Plan of Liquidation by our stockholders at the Special Meeting. Additional closing conditions include: the Buyer’s delivery of the Purchase Price; the Buyer having delivered certain closing deliverables to the Company, including evidence of the termination of the Outstanding PLY Debt Obligations and of the termination and release of all liens associated with such debt; the Buyer’s representations and warranties being true and correct in all material respects as of the closing date, subject to certain exceptions; the Buyer having performed its obligations under the APA; there being no proceeding pending or threatened that could adversely impact the Asset Sale and no law or order shall have been enacted that would prevent the consummation of the transactions contemplated by the APA.

License

Effective as of the closing of the Asset Sale, Buyer will grant to the Company a license to use the Proprietary Rights for the purpose of marketing, distributing and selling its remaining inventory in connection with the Company’s winding up and dissolution.

Post-Closing Indemnification

The APA requires that, after the closing, the Company indemnify and hold the Buyer harmless from damages arising out of the following categories of claims: (i) any inaccuracy in or breach of any of the representations or warranties of the Company contained in the APA or any document to be delivered in connection with the APA, (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to the APA or any document to be delivered in connection with the APA and (iii) any liability or obligation of the Company.

The APA also requires that, after the closing, the Buyer indemnify and hold the Company harmless from damages arising out of the following categories of claims: (i) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in the APA or any document to be delivered in connection with the APA and (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to the APA or any document to be delivered in connection with the APA.

Indemnification claims relating to any inaccuracy in or breach of any of the representations or warranties must be made by the party seeking indemnification prior to the 12-month anniversary of the closing date other than claims for indemnification relating to any inaccuracy in or breach of any of the (i) representations and warranties in Section 3.01 of the APA (relating to the organization and authority of the Company; Enforceability), Section 4.01 of the APA (relating to the organization and authority of Buyer; Enforceability), Section 3.10 of the APA (relating to Company brokerage fees), Section 4.03 of the APA (relating to Buyer brokerage fees), Section 3.03(a) of the APA (relating to the Company’s title to assets), which may be made at any time after the closing in perpetuity and (ii) representations and warranties in Section 3.04 of the APA (relating to the Company’s Intellectual Property), Section 3.08 of the APA (relating to the Company’s compliance with laws) and Section 3.09 of the APA (relating to legal proceedings pertaining to the Company), which may be made at any time prior to the 24-month anniversary of the closing date (the representations and warranties identified in clause (i) and (ii) are referred to collectively as the “Material Representations”).  Indemnification claims relating to a breach of covenant may be made during the time period specified in the particular covenant, and if no period is specified, at any time following the closing in perpetuity.

In addition, indemnification for losses relating to any inaccuracy in or breach of any of the representations or warranties by the Buyer or the Company are subject to a $20,000 deductible and an aggregate limit on indemnification payments of $100,000, except for claims relating to any inaccuracy in or breach by either Buyer or the Company of a Material Representation, which losses are not subject to the deductible or the $100,000 limitation on indemnification payments.  In addition, in no event are either the Buyer or the Company required to make indemnification payments under the APA relating to any inaccuracy in or breach of any of the representations or warranties for losses in excess of the Purchase Price (including for any inaccuracy in or breach of any Material Representation).  The limitations described in this paragraph will not apply for any losses suffered as a result of the fraud of the Buyer or the Company.

Employees

Although the Buyer has no obligation to hire any employees of the Company, the Buyer currently plans to offer employment to certain specified employees of the Company following the closing of the Asset Purchase.  The Company will remain responsible for all severance, separation, deferred compensation and similar employee benefits for all Company employees, regardless of whether they are hired by the Buyer following the closing of the Asset Purchase.

Termination of the APA

Either the Company or the Buyer may terminate the APA by their mutual written consent or in the event that (i) there shall be any law that makes consummation of the transactions contemplated by the APA illegal or otherwise prohibited, (ii) any governmental entity issues an order restraining or enjoining the transactions contemplated by the APA, and such order shall have become final and non-appealable, (iii) the Seller Stockholders’ Approval shall not have been obtained on or before March 30, 2017 or (iv) the closing of the Asset Sale does not occur on or before March 30, 2017.

Further, the Buyer may terminate the agreement (i) if the Company exercises its right to withhold, withdraw, amend or modify its approval of the APA in connection with a third party acquisition proposal, (ii) if any condition to the Buyer’s obligations to close have not been or if it becomes apparent that any of such conditions will not be fulfilled by March 30, 2017, unless such failure is due to the failure of Buyer to perform or comply with any of its covenants, agreements or conditions to be performed or complied with prior to the closing or (iii) if Buyer is not then in material breach of any provision of the APA and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to the APA that would give rise to the failure of any of the closing conditions specified in Section 2.02 of the APA and such breach, inaccuracy or failure has not been cured by the Company within fifteen (15) days of the Company’s receipt of written notice of such breach from Buyer.

Likewise, the Company may terminate the agreement (i) if the Company exercises its right to withhold, withdraw, amend or modify its approval of the APA in connection with a third party acquisition proposal, (ii) if any condition to the Company’s obligations to close have not been or if it becomes apparent that any of such conditions will not be fulfilled by March 30, 2017, unless such failure is due to the failure of the Company to perform or comply with any of its covenants, agreements or conditions to be performed or complied with prior to the closing or (iii) if the Company is not then in material breach of any provision of the APA and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to the APA that would give rise to the failure of any of the closing conditions specified in Section 2.03 of the APA and such breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from the Company.

If the APA is properly terminated in accordance with its terms, the APA shall then become null and void and, subject to certain exceptions, neither the Company nor the Buyer shall have any liability or obligation under the APA.

Governing Law; Venue Selection

The APA is governed by, and construed under, the internal the laws of the State of California without reference to principles of conflicts or choice of laws. All disputes, claims and controversies under the APA must be brought in the exclusive forum of the county courts of Los Angeles, California.

The Board recommends a vote “FOR” the Asset Sale Proposal.

PROPOSAL #2: PLAN OF LIQUIDATION PROPOSAL

Reasons for the Liquidation Proposal

At the Special Meeting, we are asking our stockholders to consider and vote on a proposal to liquidate the Company (the “Liquidation”) pursuant to the Plan of Liquidation.  Once we have sold our proprietary rights to our intangible assets in connection with the Asset Sale, which assets collectively constitute substantially all of the Company’s assets, or the Buyer, in its capacity as our secured lender, sells, leases or disposes all or a portion of the Company’s assets (including the Purchased Assets) or retains all or a portion of the Company’s assets (including the Purchased Assets) in satisfaction of the Company’s obligations to the Buyer in the event the Asset Sale does not close, there is no reason for the Company to incur the additional expenses associated with maintaining its corporate existence. Further, by making a distribution of assets in connection with a liquidation, most of our stockholders will receive capital gains treatment on any gain from the liquidation as opposed to ordinary dividend treatment were we to make a distribution without dissolving. In light of this, the Board of Directors believes that it is in the best interests of the Company and its stockholders to liquidate and dissolve the Company, wind up and terminate the business of the Company, and distribute its remaining assets in accordance with the terms of the Plan of Liquidation.

Attached as ANNEX B to this proxy statement is the Plan of Liquidation.  The material features of the Plan of Liquidation, and other information regarding the winding up of the Company, are summarized below.  The following summary of the Plan of Liquidation is not a complete summary and is subject in all respects to the provisions of, and is qualified by reference to, the Plan of Liquidation.  Stockholders are urged to read the Plan of Liquidation in its entirety.

The Liquidation and the Plan of Liquidation have been approved by our Board of Directors, subject to stockholder approval.

Summary of Plan of Liquidation

The Plan of Liquidation is conditioned on obtaining approval of the Plan of Liquidation from stockholders that hold greater than a majority of the Company’s issued and outstanding shares of common stock.  Pursuant to the Plan of Liquidation, if the Liquidation is approved but (i) the Asset Sale is not authorized by our stockholders or (ii) the Asset Sale is not consummated, then we will cease to do business and will not engage in any business activities except for the purpose of liquidating our remaining assets (including inventory), paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs.

If our stockholders do not approve the Plan of Liquidation, we will still complete the Asset Sale if it is authorized by our stockholders and the other conditions to closing of the Asset Sale are satisfied or waived. In that case, we will have transferred all of the Company’s proprietary rights to its intangible assets to the Buyer and expect to have no operations to generate revenue, other than the liquidation of any then remaining inventory. We would likely continue to ask the stockholders to approve the Plan of Liquidation, in a separate special meeting of stockholders called for that purpose. In any event, with limited operating assets with which to generate revenues and no Plan of Liquidation approved, we would use the cash received from the Asset Sale, as well as our other cash (including cash proceeds generated through the sale of our remaining inventory), to pay off our indebtedness, and pay ongoing operating expenses instead of having the potential to make distributions to our stockholders. We would have no material business or operations after the Asset Sale and will have retained only those employees required to maintain our corporate existence and wind down the Company. Our Board of Directors would have to evaluate our strategic alternatives which alternatives may not be as favorable to our stockholders as the Plan of Liquidation.

Overview of the Plan of Liquidation

Dissolution

After the completion of the Asset Sale or, in the event the Asset Sale is not consummated, at such other time as the Board shall determine (the “Effective Date”), the Company shall take such steps, as the Board, in its absolute discretion, deems necessary, appropriate, or advisable in order to dissolve the Company, including filing with the Secretary of State of the State of Nevada a certificate signed by an officer of the Company setting forth that the dissolution has been approved by the directors and the stockholders, and listing the names and addresses, either residence or business, of the Company’s president, secretary and treasurer, or the equivalent thereof, and all of its directors (the “Certificate of Dissolution”). Unless otherwise specified in the Certificate of Dissolution, the dissolution shall take effect at the time of the filing of the Certificate of Dissolution with the Secretary of State of the State of Nevada.

Continuation of corporation after dissolution for winding up and liquidating its business and affairs; limitation on actions by or against dissolved corporation.

The dissolution of the Company will not impair any remedy or cause of action available to or against it or its directors, officers or stockholders commenced within 2 years after the date of the dissolution with respect to any remedy or cause of action in which the plaintiff learns, or in the exercise of reasonable diligence should have learned of, the underlying facts on or before the date of dissolution, or within 3 years after the date of dissolution with respect to any other remedy or cause of action. Any such remedy or cause of action not commenced within the applicable period is barred pursuant to Nevada law.  Following the filing of the Certificate of Dissolution, the Company shall continue as a body corporate for the purpose of prosecuting and defending suits, actions, proceedings and claims of any kind or character by or against it and of enabling it gradually to settle and close its business, to collect its assets, to collect and discharge its obligations, to dispose of and convey its property, to distribute its money and other property among the stockholders, after paying or adequately providing for the payment of its liabilities and obligations, and to do every other act to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which it was established.

Liability of Stockholders Following Dissolution.

A stockholder of the Company will not be liable for any claim against the Company in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder pursuant to the Plan of Liquidation, whichever is less.

Expenses of Liquidation.

In connection with and for the purposes of implementing and assuring completion of the Plan of Liquidation, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Liquidation and the adoption of the Plan of Liquidation will constitute approval of such payments by the stockholders of the Company.

Employees and Independent Contractors.

In connection with effecting the liquidation of the Company and for the purpose of implementing and assuring completion of the Plan of Liquidation, the Company may, in the absolute discretion of the Board of Directors, hire or retain such employees, consultants, independent contractors, agents and advisors as the Board of Directors deems necessary or desirable to supervise or facilitate the liquidation. The Company may, in the absolute discretion of the Board of Directors, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, consultants, independent contractors, agents, advisors and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of the Plan of Liquidation.  The adoption of the Plan of Liquidation shall constitute approval of any such compensation by the stockholders of the Company.

Indemnification.

The Plan of Liquidation requires the Company to continue to indemnify its officers, directors, employees, and agents in accordance with its certificate of incorporation, bylaws, and any contractual arrangements for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company. The Board of Directors, in its sole and absolute discretion, is authorized under the Plan of Liquidation to obtain and maintain directors’ and officers’ liability insurance and any other insurance as may be necessary, appropriate, or advisable to cover the Company’s obligations.

Tax Matters.

It is intended that any distributions to the stockholders pursuant to the Plan of Liquidation will be treated as distributions in complete liquidation of the Company for the purposes of Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”) and for the Plan of Liquidation to constitute a plan of complete liquidation for the purpose of Section 346(a) of the Code.  Distributions will be treated as made in exchange for a stockholder’s shares.  If the total amount of distributions is less than the stockholder’s tax basis in his shares, the stockholder will have a capital loss on his shares.  If the total amount of distributions is greater than the stockholder’s tax basis in his shares, the stockholder will have a capital gain on his shares.  The Plan of Liquidation will be deemed to authorize the taking of such action as the Company’s Board determines may be necessary to conform with the provisions of Sections 331 and 336 and the Treasury regulations promulgated thereunder. The Company’s officers will be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of the Company.  See Certain U.S. Federal Income Tax Considerations below.

Cessation of Business Activities

If the stockholders approve the liquidation of the Company pursuant to the Plan of Liquidation, we will cease to do business and will not engage in any business activities except for dealing with post-closing matters (in the event the Asset Sale is consummated) and for the purpose of liquidating our remaining assets, paying any debts and obligations, distributing the remaining assets to stockholders, and doing other acts required to liquidate and wind up our business and affairs. We will pay or make provision for payment of our known or reasonably ascertainable liabilities that have been incurred or are expected to be incurred prior to liquidation, and may establish a contingency reserve or a liquidating trust, to the extent deemed necessary by our Board of Directors in its absolute discretion. After that, we will distribute any remaining assets to our stockholders in proportion to their stockholder interest (as further described above).

Distributions to Stockholders

Our Board of Directors will determine, in its sole discretion and in accordance with the Plan of Liquidation and applicable law, the timing of, the amount of, the kind of and the record dates for all distributions to be made to stockholders. No assurances can be made as to the ultimate amounts to be distributed, if any, or the timing of any distributions.

Government Approvals

No U. S. federal or state regulatory approvals must be obtained in connection with the liquidation of the Company.  The Company, however, will need to file the Certificate of Dissolution and otherwise comply with applicable federal and state laws in connection with its liquidation and winding up.

Absence of Appraisal Rights

Stockholders who do not approve of the Plan of Liquidation may vote against the Plan of Liquidation Proposal, but under Nevada law, appraisal rights are not provided to stockholders in connection with the Plan of Liquidation.

Liquidation Completion Date

The Company has not yet determined an expected completion date of the Liquidation.

U.S. Federal Income Tax Consequences

See “Certain U.S. Federal Income Tax Considerations” below.

The Board recommends a vote “FOR” the Plan of Liquidation Proposal.

PROPOSAL #3: PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

If approved, this proposal would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that at the Special Meeting there are insufficient votes to approve the Asset Sale and/or the Plan of Liquidation. If this proposal is approved and the Asset Sale Proposal and/or the Plan of Liquidation is not approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Asset Sale Proposal and/or Plan of Liquidation as needed. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

If a quorum is present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if it is approved by the affirmative vote of a majority of the shares entitled to vote that cast votes, in person or by proxy, “For” or “Against” the Proposal to Adjourn or Postpone the Special Meeting. Abstentions are not counted as votes cast for purposes the Proposal to Adjourn or Postpone the Special Meeting. If you expressly abstain from voting on the Proposal to Adjourn or Postpone the Special Meeting, either in person or by proxy, the resulting abstention will have no effect on the approval of this proposal.

The Board recommends a vote “FOR” the Proposal to Adjourn or Postpone the Special Meeting.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Asset Sale and the liquidation to the Company and its U.S. stockholders (as defined below) who hold their shares of stock of the Company as a capital asset for U.S. federal income tax purposes (generally property held for investment).

This discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a stockholder in light of its particular circumstances. For example, this discussion does not address tax consequences to stockholders who may be subject to special tax treatment, such as stockholders who are not U.S. stockholders, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities or insurance companies; tax consequences to stockholders who hold their shares of stock as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction; tax consequences to U.S. stockholders whose “functional currency” is not the U.S. dollar; the U.S. federal estate, gift or alternative minimum tax consequences, if any, to stockholders; or any state, local or non-U.S. tax consequences.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations issued thereunder, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. This discussion has no binding effect on the U.S. Internal Revenue Service (the “IRS”) or the courts, and assumes that any distributions to stockholders will be in accordance with the Plan of Liquidation.  No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Asset Sale or the liquidation, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.   There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Asset Sale or liquidation or that any such position would not be sustained. If the IRS contests a conclusion set forth herein, no assurance can be given that a stockholder would ultimately prevail in a final determination by a court.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the Asset Sale and liquidation.

Stockholders should consult their tax advisors concerning the tax consequences of the Asset Sale and liquidation, including the application of the U.S. federal income tax consequences discussed below, as well as the application of U.S. federal estate and gift tax laws and state, local, non-U.S. or other tax laws.

Certain U.S. Federal Income Tax Consequences of the Asset Sale

The Asset Sale will be a taxable transaction to the Company for U.S. federal income tax purposes. The Company anticipates that the Asset Sale will give rise to net gain recognition for U.S. federal income tax purposes; however, the Company anticipates the gain recognized for U.S. federal income tax purposes will be offset entirely with net operating losses. The Asset Sale will not be taxable to the stockholders, although as discussed below, any distribution made by the Company to its stockholders of the proceeds from the Asset Sale will be a taxable event to the stockholders.

Certain U.S. Federal Income Tax Consequences of the Liquidation

Certain U.S. Federal Income Tax Consequences to the Company

It is anticipated that the Company will not incur any material U.S. tax liability from the distribution of assets in the liquidation as the Company’s primary asset, following the Asset Sale, will be cash.

Certain U.S. Federal Income Tax Consequences to U.S. Stockholders

For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of shares of stock of the Company who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) if a valid election is in place to treat the trust as a United States person.

If the Company consummates the Plan of Liquidation and liquidates, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes with respect to distributions made pursuant to the Plan of Liquidation in an amount equal to the difference between: (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such U.S. stockholder; and (ii) such U.S. stockholder’s tax basis in its shares of stock of the Company.  A U.S. stockholder’s tax basis in his shares of stock of the Company will generally equal the U.S. stockholder’s cost for such shares. Any such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. stockholder’s holding period in the shares of stock of the Company is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.  Additionally, certain U.S. stockholders who are individuals, trusts or estates will be subject to a Medicare surtax of 3.8% on their “net investment income” (in the case of individuals) and on their undistributed “net investment income” (in the case of trusts and estates). Among other items, “net investment income” would generally include certain gain from the disposition of property, such as shares of stock of the Company, less certain deductions.

A U.S. stockholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of shares of stock acquired at different dates and different prices. If the Company makes more than one liquidating distribution, each liquidating distribution will be allocated proportionately on a block-by-block basis. Any gain will be recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a U.S. stockholder with respect to a share exceeds such U.S. stockholder’s tax basis for that share. If the amount of the distributions received by a U.S. stockholder is less than such U.S. stockholder’s tax basis in that share, such U.S. stockholder will generally only be able to recognize a loss in the year when the final distribution is received.

Although the Company does not currently anticipate that it will make distributions of property other than cash in the liquidation, in the event of a distribution of property, a U.S. stockholder’s tax basis is any such property immediately after the distribution will be equal to the fair market value of the property at the time of the distribution.

After the close of the Company’s taxable year, the Company will provide U.S. stockholders and the IRS with a statement of the amount of cash distributed to U.S. stockholders and the Company’s best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge the Company’s valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by U.S. stockholders might be changed. Distributions of property other than cash to U.S. stockholders could result in U.S. federal income tax liability to any given U.S. stockholder exceeding the amount of cash received, requiring the U.S. stockholder to meet the U.S. federal income tax obligations from other sources or by selling all or a portion of the assets received.

If the Plan of Liquidation is not approved (or if it is approved, but one or more distributions are made to stockholders prior to the Plan of Liquidation becoming effective or the distribution otherwise is not characterized as a distribution in complete liquidation of the Company for U.S. federal income tax purposes), the discussion above does not apply to such distributions by the Company to U.S. stockholders.  Rather, such distributions, if any, are characterized as dividends to the stockholders to the extent of the Company’s current and accumulated earnings and profits (as calculated for U.S. federal income tax purposes). Any portion of a distribution that exceeds the Company’s current and accumulated earnings and profits would be treated as a non-taxable return of capital, reducing such U.S. stockholder’s tax basis in its shares and, to the extent such portion exceeds such U.S. stockholder’s tax basis, the excess would be treated as gain from the disposition of its shares.   Dividends received by a U.S. stockholder who is an individual, trust or estate may qualify to be treated as “qualified dividend income” that is taxable at a reduced rate. Dividends received by corporate U.S. stockholders may be eligible for a dividend received deduction.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the distributions made in connection with the liquidation. In addition, a U.S. stockholder will generally be subject to U.S. backup withholding tax on these payments if the U.S. stockholder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding tax.

U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is timely furnished to the IRS.

U.S. stockholders should consult their tax advisors regarding the application of backup withholding and information reporting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by:

•

each of our named executive officers;

•

each of our directors;

•

all of our directors and named executive officers as a group; and

•

each stockholder known to us to be the beneficial owner of more than 5% of our common stock.

In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. Unless otherwise indicated, each person in the table will have sole voting and investment power with respect to the shares shown. For purposes of this table, shares not outstanding which are subject to issuance on exercises of stock options or conversion of a note that are held by one or more person(s) are deemed to be outstanding for the purpose of computing the percentage(s) of outstanding shares beneficially owned by such person(s) but are not deemed to be outstanding for the purpose of computing the percentage for any other person. The table assumes a total of 94,349,313 shares of our common stock outstanding as of February 10, 2017.  Unless otherwise indicated, the address of each of the executive officers and directors and greater than 5% stockholders named below is c/o Vapor Hub International Inc., 1871 Tapo Street, Simi Valley, CA 93063.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Executive Officers and Directors:
Kyle Winther	12,666,667	13.4%
(Chief Executive Officer and Director)
Lori Winther	12,666,667	13.4%
(Chief Financial Officer, Treasurer, Secretary and Director)
Gary Jacob Perlingos	12,666,667	13.4%
(President, Chief Technology Officer and Director)
Niels Winther (1)	200,000	*
(Chairman of the Board)
All directors and executive officers as a group (four persons) (2)	38,200,001	40.4%
5% Stockholders
None

*less than 1%

(1) Consists of options to purchase 200,000 shares of common stock.

(2) Consists of options to purchase 200,000 shares of common stock and 38,000,001 shares of common stock.

FUTURE STOCKHOLDER PROPOSALS

We did not hold an Annual Meeting of Stockholders in the last or current fiscal year. If the Asset Sale and Plan of Liquidation are approved, we do not plan to hold an Annual Meeting of Stockholders. However, if the Asset Sale and Plan of Liquidation are not approved by our stockholders or are otherwise abandoned, we will consider whether to hold an Annual Meeting of Stockholders. If we do hold an Annual Meeting of Stockholders, to be considered for inclusion in our proxy card and proxy statement relating to the Annual Meeting of Stockholders, proposals subject to SEC Rule 14a-8 must be received at our principal office within a reasonable time before the Company begins to print and send its proxy materials. Proposals submitted outside the processes of SEC Rule 14a-8 will be considered untimely unless such proposal is received at our principal office within a reasonable time before the Company begins to print and send its proxy materials. For additional requirements, a stockholder should refer to our bylaws, a current copy of which may be obtained from our Secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the Annual Meeting. All stockholder proposals should be addressed to the attention of the Secretary at our principal office.

FINANCIAL INFORMATION

Certain financial information regarding the Company has been filed with the SEC and is available on their website “www.sec.gov”:

☐	Annual Reports on Form 10-K for the Years Ended June 30, 2016 and 2015.

☐	Quarterly Reports on Form 10-Q for the Three Months Ended September 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015.

WHERE YOU CAN FIND MORE INFORMATION

We have filed annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the SEC public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding the Company and other companies that file materials with the SEC electronically. The Company’s headquarters are located at 1871 Tapo Street, Simi Valley, CA 93063. The Company’s phone number at that address is (805) 309-0530.

By Order of the Board of Directors,

/s/ Niels Winther

Chairman of the Board

March 3, 2017

Annex A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 10, 2017 (“Effective Date”), is entered into between Vapor Hub International Inc., a Nevada corporation (“Seller”) and PLY Technology, a California corporation (“Buyer”).  Buyer and Seller may each be referred to herein as a “Party” and may be collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01

Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to the Company’s Proprietary Rights, and all goodwill associated therewith, owned by Seller or used, or held for use by Seller, in connection with its business as conducted by Seller on the Effective Date, together with all rights to collect income, royalties, damages, products, proceeds and payments due or payable at the Closing or thereafter with respect to the foregoing, including all claims against third parties for past, present or future infringements or misappropriations thereof or other conflicts therewith, and the right to sue and recover for past, present or future infringements or misappropriations of or other conflicts with any of the foregoing, the right to recover damages or lost profits in connection therewith, and all corresponding rights throughout the world (collectively, the "Purchased Assets"), free and clear of any Lien.  The transfer and conveyance by Seller of the Purchased Assets to Buyer shall be effected on the Closing Date at the Closing by Seller’s execution and delivery to Buyer of instruments of transfer, including: (i) a bill of sale attached as Exhibit A hereto (the “Bill of Sale”) and (ii) one or more the Intellectual Property Assignments in the form attached as Exhibit B hereto (the “Intellectual Property Assignment”).  The Parties hereto acknowledge and agree that Seller is not selling, assigning, transferring, or conveying to Buyer any other assets other than the Purchased Assets, including inventory and further including any rights to recovery in connection with that certain lawsuit filed by the Company on November 4, 2015 in the Superior Court of California, County of Orange, Case Number 30-2015-00818492-CU-BC-CJC against Kevin Crump, an individual, Magnavape, Inc. and Magnavon, Inc.

Section 1.02

Assumption of Liabilities.  Buyer shall not assume any Liabilities of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including, without limitation, (i) any Liabilities with regard to or arising out of the Purchased Assets that arose on or prior to the Closing Date and (ii) any Liabilities with respect to vacation and sick leave pay accrued by the Seller’s employees.

Section 1.03

Purchase Price. The aggregate purchase price for the Purchased Assets shall be $1,000,000 United States Dollars (the "Purchase Price").  The Buyer shall pay the Purchase Price to Seller at the Closing by (a) cancelling all outstanding principal, accrued interest and all other obligations payable to Buyer by the Seller on the Closing Date under that certain Credit Agreement entered into by the Buyer and the Seller on December 23, 2016, and the related transaction documents (collectively, the “Outstanding PLY Debt Obligations”) and (b) to the extent the Purchase Price exceeds the Outstanding PLY Debt Obligations, paying an amount in cash equal to the difference between the Purchase Price and the Outstanding PLY Debt Obligations by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.03 of the Disclosure Schedules.

Section 1.04

Allocation of Purchase Price.   Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.04 of the Disclosure Schedule.  Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.05

Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
Closing

Section 2.01

Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the second (2nd) Business Day after all of the conditions to Closing set forth in Section 2.02 and Section 2.03 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time and at such place as mutually agreed upon by the Parties.  The date upon which the Closing occurs is referred to herein as the “Closing Date” and shall occur at the offices of Squire Patton Boggs (US) LLP, 555 S. Flower Street, 31st Floor, Los Angeles, CA 90071. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02

Seller Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)

Seller shall have delivered to the Buyer the following closing deliverables, in form and substance satisfactory to the Buyer:

(i)

a Bill of Sale duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)

a fully executed Intellectual Property Assignment duly executed by Seller, transferring all of Seller's right, title and interest in and to the trademark registrations and applications, copyright registrations and applications and domain name registrations included in the Purchased Assets to Buyer;

(iii)

a fully executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(iv)

tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;

(v)

a fully executed certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(vi)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)

The representations and warranties in Article III hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article III hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the Effective Date throughout such representations and warranties (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to the Closing;

(c)

Seller shall have received or obtained all third-party consents and approvals that are necessary for the consummation of the transactions contemplated hereby or for Buyer to own and operate the Purchased Assets (collectively, the “Third-Party Approvals”), in each case on terms and conditions reasonably satisfactory to Buyer, including, without limitation, the approval of or tender of irrevocable proxies in favor of the consummation of the transactions contemplated by this Agreement and the winding up and dissolution of the Company following the consummation of the transactions contemplated by this Agreement by at least a majority of the issued and outstanding voting securities of the Seller (the “Seller Shareholders’ Approval”)

(d)

Seller shall have received or obtained all federal, state, local and foreign governmental and regulatory consents, novations, approvals, licenses and authorizations that are necessary for the consummation of the transactions contemplated hereby or for Buyer to own and operate the Purchased Assets on terms and conditions reasonably satisfactory to Buyer (collectively, the “Governmental Approvals”);

(e)

Seller shall have received or obtained evidence reasonably satisfactory to Buyer of the termination of all loan agreements and security agreements relating to the Seller and the Purchased Assets, of the termination and release of all Liens on the Seller and its assets and of the termination of any UCC financing statements;

(f)

No material and adverse effect or development upon the Purchased Assets shall have occurred;

(g)

Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, or imposed upon Seller by Law, that are required to be performed or complied with by Seller on or before the Closing;

(h)

No Proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) challenge, delay or prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own and operate the Purchased Assets or that may result in any Liability to Buyer, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(i)

No Law or order shall have been enacted or entered into after the Effective Date that would prevent the consummation of the transactions contemplated hereby;

(j)

Seller shall have delivered to Buyer (i) a certificate signed by an authorized officer of the Seller dated the date of the Closing, stating that the conditions specified in Sections 2.02(b)–(g), inclusive, have been satisfied as of the Closing; (ii) copies or other reasonable evidence of all required Third-Party Approvals and Governmental Approvals; (iii) certified copies of the resolutions of the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) a good standing certificate for the Seller from its jurisdiction of organization and each jurisdiction in which the Seller is qualified to do business as a foreign entity, in each case dated within fifteen (15) days of the Closing Date; and (vi) such other documents or instruments as are required to be delivered by Seller at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

Any condition specified in this Section 2.02 may be waived by Buyer, or the time for the performance thereof may be extended by Buyer, if such waiver is set forth in a writing duly executed by Buyer; provided, however, that the failure of Buyer to assert any of its rights shall not be deemed a waiver of any rights, and a waiver or extension as to any particular condition shall not be deemed a waiver or extension of any other condition.

Section 2.03

Buyer Closing Conditions.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)

Buyer shall have delivered to Seller the following closing deliverables, in form and substance satisfactory to the Seller:

(i)

a fully executed Bill of Sale duly executed by Buyer;

(ii)

a fully executed Intellectual Property Assignment duly executed by Buyer;

(iii)

the Purchase Price, payable in accordance with Section 1.03;

(iv)

a fully executed certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and (C) the articles of incorporation and bylaws of Buyer; and

(v)

Seller shall have received or obtained evidence reasonably satisfactory to Seller from the Buyer of the termination of the Outstanding PLY Debt Obligations and of the termination and release of all Liens on the Seller and its assets (including the termination of any UCC financing statements) associated with the Outstanding PLY Debt Obligations;

(vi)

such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(b)

The representations and warranties in Article IV hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Article IV hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the Effective Date throughout such representations and warranties (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to the Closing;

(c)

Seller shall have received or obtained the Seller Shareholders’ Approval;

(d)

Buyer shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, or imposed upon Buyer by Law, that are required to be performed or complied with by Buyer on or before the Closing;

(e)

No Proceeding shall be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(f)

Buyer shall have delivered to Seller (i) a certificate signed by an authorized officer of the Buyer dated the date of the Closing, stating that the conditions specified in Sections 2.03(b) and (d) have been satisfied as of the Closing; (ii) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iii) a good standing certificate for the Buyer from its jurisdiction of organization and each jurisdiction in which the Buyer is qualified to do business as a foreign entity, in each case dated within fifteen (15) days of the Closing Date; and (iv) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Seller reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

(g)

No Law or order shall have been enacted or entered into after the Effective Date that would prevent the consummation of the transactions contemplated hereby.

Any condition specified in this Section 2.03 may be waived by Seller, or the time for the performance thereof may be extended by Seller, if such waiver is set forth in a writing duly executed by Seller; provided, however, that the failure of Seller to assert any of its rights shall not be deemed a waiver of any rights, and a waiver or extension as to any particular condition shall not be deemed a waiver or extension of any other condition.

Section 2.04

Upon the occurrence of the Closing, any condition set forth in this Section 2 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual knowledge of any officer of Seller, after reasonable inquiry.

Section 3.01

Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes, and each of the other documents contemplated hereby to which Seller is a party will when executed constitute, a valid and binding obligation of Seller enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

Section 3.02

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any Law applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Lien on the Purchased Assets. Except as set forth in Section 3.02 of the Disclosure Schedule ("Disclosure Schedules"), no consent, approval, waiver or authorization is required to be obtained by Seller from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Upon receipt of the Purchase Price, Seller will have sufficient cash on hand to satisfy all outstanding Liabilities, Indebtedness and other obligations of the Seller which are known to Seller at the time of this Agreement.

Section 3.03

Title to Purchased Assets.

(a)  Except as set forth in Section 3.03 of the Disclosure Schedule, Seller owns and has good title to the Purchased Assets, free and clear of Liens.  At the Closing, Buyer will acquire good title to, or valid leasehold or license to, all of the Purchased Assets, free and clear of any Liens.

(b)

With respect to any tangible property included in the Purchased Assets, such Purchased Assets are in good condition and are adequate for the uses to which they are used by Seller, none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and such Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.04

Intellectual Property.

(a)

Section 3.04(a) of the Disclosure Schedules lists all applications for Proprietary Rights and registrations for Proprietary Rights which are included in the Purchased Assets. Except as set forth in Section 3.04(a) of the Disclosure Schedule, Seller is the sole owner of all right, title and interest in and to the Purchased Assets, free and clear of all Liens. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased Assets, or restricting the licensing thereof to any person or entity. With respect to the registered Proprietary Rights listed on Section 3.04(a) of the Disclosure Schedules, (i) all such Proprietary Rights are valid, subsisting and in full force and effect and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller's ownership thereof. For all such registered Proprietary Rights, Section 3.04(a) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(b)

To Seller’s knowledge, Seller's prior and current use of the Purchased Assets has not and does not infringe, violate or misappropriate the Proprietary Rights of any Person and there are no claims pending or threatened by any Person with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased Assets. To Seller’s knowledge, no Person is infringing, misappropriating or otherwise violating any of the Purchased Assets, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation or other violation.

Section 3.05

Assigned Contracts. Section 3.05 of the Disclosure Schedules lists each Contract included in the Purchased Assets and which shall be assigned to and assumed by Buyer at the Closing (the "Assigned Contracts"). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller or, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To Seller’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or, to the knowledge of Seller, threatened against Seller under any Assigned Contract.

Section 3.06

Permits. Section 3.06 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from Governmental Entities included in the Purchased Assets (the "Transferred Permits"). The Transferred Permits are valid and in full force and effect.  All fees and charges with respect to such Transferred Permits as of the Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.07

Non-foreign Status. Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.08

Compliance with Laws. Seller has complied in all material respects, and is now complying in all material respects, with all applicable Laws applicable to ownership and use of the Purchased Assets.

Section 3.09

Legal Proceedings. There is no Proceeding of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.

Section 3.10

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.11

Schedule 14A.  The Schedule 14A and all documents required to be filed by the Seller with the SEC or disseminated to Seller’s shareholders in connection with this Agreement and the transactions contemplated hereby shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by Buyer or any of its representatives for inclusion in the Schedule 14A.

Section 3.12

Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.  OTHER THAN THE SPECIFIC WARRANTIES CONTAINED HEREIN, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual knowledge of any officer of Buyer, after reasonable inquiry.

Section 4.01

Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified.  Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes, and each of the other documents contemplated hereby to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

Section 4.02

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any Law applicable to Buyer or any other Contract to which Buyer is a party. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03

Brokerage.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.04

Legal Proceeding.  There are no Proceedings pending or, to Buyer’s knowledge, threatened, against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.05

Schedule 14A.  The information supplied by Buyer to Seller specifically for inclusion in the Schedule 14A shall not, at the date first mailed to shareholders of the Seller contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication that shall have become false or misleading.  Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by the Seller or any of its representatives for inclusion in the Schedule 14A.

ARTICLE V
Covenants

Section 5.01

Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

Section 5.02

Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer, if applicable.  After the Closing, Seller shall use the Purchase Price to fully discharge, satisfy and pay any and all outstanding Liabilities, Indebtedness and other obligations of the Seller.

Section 5.03

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04

Cooperation on Tax Matters.  Each Party shall, and shall cause its affiliates to, provide to each of the other Parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant portions of relevant records concerning the ownership and Tax basis of property that any such Party may possess.

Section 5.05

Assignment.  Nothing in this Agreement shall be construed as an attempt to assign at Closing any Contract, agreement, permit, license, guaranty, warranty, franchise or claim included in the Purchased Assets which is by its terms or by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement.  In order, however, to provide Buyer the full realization and value of every Contract, guaranty, warranty, franchise and claim of the character described in the immediately preceding sentence, Seller agrees that it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all actions necessary or proper (a) prior to and after the Closing, to assure that the rights of Seller under such Contracts, guaranties, warranties, franchises and claims shall be preserved for the benefit of Buyer following the Closing and (b) after the Closing, to facilitate receipt of the consideration to be received by Seller in and under every such Contract, guaranty, warranty, franchise or claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer.

Section 5.06

Standstill.

(a)

General.  In consideration of the substantial time and resources Buyer has expended and will continue to expend in evaluating, negotiating and structuring the transactions contemplated hereunder, from the Effective Date until the Closing or the proper termination of this Agreement in accordance with Article VIII below (such period, the “Exclusivity Period”), except as provided in Section 5.06(c), (a) Buyer and its affiliates shall have the sole and exclusive right to negotiate with the Seller with respect to any Acquisition Proposal, and (b) neither the Seller nor any of its officers, directors, employees, agents, or representatives shall solicit, pursue indications of interest from, initiate negotiations with, or enter into any agreement with, any third party in relation to an Acquisition Proposal.

(b)

Notification.  In furtherance of the foregoing, the Seller shall notify Buyer promptly after receipt by the Seller or any of its representatives of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received from any Person (other than Buyer) during the Exclusivity Period, or any request for non-public information in connection with any such expression of interest, inquiry, proposal or offer, or for access to non-public information of Seller by any such Person (other than Buyer) that informs or has informed the Seller or any of its representatives that it is considering making a possible Acquisition Proposal. Buyer and the Seller also each agree to negotiate in good faith with respect to the transactions contemplated by this Agreement until the date that this Agreement is terminated.

(c)

Exception.  Notwithstanding anything to the contrary herein, if at any time after the date of this Agreement and prior to the occurrence of the Seller Shareholders’ Approval, the Seller receives an unsolicited bona fide Acquisition Proposal from a third party, the Seller may, subject to compliance with Section 5.06(b), (i) furnish information regarding the Seller to the person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement (which shall permit the Seller to comply with the terms of this Section 5.06); provided, that all such information has previously been provided to Buyer or is provided to Buyer prior to or promptly following the time it is provided to such Person, (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal and (iii) withhold, withdraw, amend or modify its approval of this Agreement, but only if and to the extent that in connection with the foregoing clauses (i)-(iii), the Seller’s board of directors determines in good faith (after consultation with outside legal counsel) that such Acquisition Proposal if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the Acquisition Proposal), and would, if consummated, result in a transaction more favorable to the Seller’s shareholders from a financial point of view than this Agreement but only if the Seller’s board of directors reasonably concludes in good faith (following the receipt of advice from outside counsel) that withholding, withdrawing, amending or modifying its approval of this

Agreement is required in order to comply with its fiduciary obligations to the Seller’s shareholders under applicable law (a “Change of Recommendation”); provided that any Change of Recommendation shall constitute an Event of Default (as defined in the Credit Agreement) under the Credit Agreement.

Section 5.07

Notice of Certain Events.

(a)

 From the Effective Date until the Closing, the Seller shall promptly notify Buyer in writing of:

(i)

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Seller hereunder not being true and correct in any material respect, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to Closing set forth in Section 2.02 to be satisfied;

(ii)

any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iii)

any legal actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed on the Disclosure Schedules or that relates to the consummation of the transactions contemplated by this Agreement; and

(iv)

the Seller’s exercise of its rights under Section 5.06(c) to withhold, withdraw, amend or modify its approval of the Agreement.

(b)

Buyer’s receipt of information pursuant to this Section 5.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.08

Disclosure Schedules.  The Seller is delivering Disclosure Schedules to this Agreement which contain exceptions to, qualifications of or information relating to various sections of this Agreement. The numbering and references of the Disclosure Schedules that correspond to sections of this Agreement are for convenience only and do not limit the disclosure concerning such referenced sections. Capitalized terms used in the Disclosure Schedules that are not defined therein but are defined in this Agreement shall have the meanings given to them in this Agreement. The statements in the Disclosure Schedules qualify and relate only to the provisions in the sections of this Agreement to which they expressly refer and not to any other provisions in this Agreement, unless the applicability of a statement in a particular Disclosure Schedule in the Disclosure Schedules to another section of this Agreement is reasonably apparent on its face.

Section 5.09

Proxy Statement.  As promptly as practicable following the execution of this Agreement, the Seller shall file with the Securities and Exchange Commission (“SEC”) a Proxy Statement on Schedule 14A (together with all amendments and supplements thereto, the “Schedule 14A”) in order to seek the Seller Shareholders’ Approval.  The Seller shall use its reasonable best efforts to cause the Schedule 14A to be disseminated in all material respects as required by applicable federal securities laws.  The Seller shall use its reasonable best efforts to cause the Schedule 14A to comply in all material respects with the applicable requirements of federal securities laws.  The Seller and Buyer agree to correct promptly any information provided by any of them for use in the Schedule 14A that shall have become false or misleading in any material respect, and the Seller further agrees to use its reasonable best efforts to cause the Schedule 14A, as so corrected, to be filed with the SEC and disseminated to holders of the Seller’s shareholders, in each case in all material respects as required by applicable federal securities laws.  Buyer shall promptly furnish to Seller all information concerning Buyer that is required or reasonably requested by Seller in connection with its obligations relating to the Schedule 14A.  The Seller shall give Buyer and their counsel a reasonable opportunity to review and comment on the Schedule 14A before it is filed with the SEC.  In addition, the Seller agrees to (i) provide Buyer and its counsel in writing with any written comments the Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14A promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Buyer and its counsel a reasonably detailed description of any oral comments the Seller or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14A promptly after the receipt of such comments, and (iii) unless the Seller has exercised its rights under Section 5.06(c), provide Buyer and its counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14A prior to the filing thereof with the SEC.

Section 5.10

License.  Effective as of the Closing, Buyer hereby grants to Seller a non-exclusive, irrevocable, worldwide, royalty-free, non-sublicensable, non-transferable license to use the Proprietary Rights for the purpose of marketing, distributing and selling its remaining inventory in connection with Seller’s winding up and dissolution.

Section 5.11

Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.  Each Party shall, on or prior to the Closing Date use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments, consents or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

ARTICLE VI
Indemnification

Section 6.01

Survival. All representations, warranties contained herein or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date for a period of twelve (12) months and shall terminate on such twelve month anniversary, except for (i) the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller; Enforceability), Section 4.01 (Organization and Authority of Buyer; Enforceability), Section 3.10 (Brokerage), Section 4.03 (Brokerage), Section 3.03(a) (Title), which shall survive indefinitely and (ii) the representations and warranties set forth in Section 3.04 (Intellectual Property), Section 3.08 (Compliance with Laws) and Section 3.09 (Legal Proceedings) shall survive the execution and delivery of this Agreement and the Closing Date for a period of twenty four (24) months and shall terminate on such twenty-four month anniversary (the representations and warranties identified in clause (i) and (ii) referred to collectively herein as the “Material Representations”); provided, that any representation or warranty in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.01 if written notice of the specific inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.  Each covenant in this Agreement or any other Transaction Document shall survive for the period set forth therein, and if no period is specified, indefinitely.

Section 6.02

Indemnification By Seller. Subject to the other terms and conditions of this Article VI, after the Closing, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective directors, officers, employees and agents (each a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) from and against all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including reasonable attorneys' fees and disbursements, arising from or relating to or incurred in connection with any Proceeding relating to any matter described in this clause, or in enforcing the indemnity provided by this clause (any such amount, a “Loss”) that such Buyer Indemnitee may suffer, sustain or become subject to, as a result of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)

any Liability or obligation of Seller.

Section 6.03

Indemnification By Buyer.  Subject to the other terms and conditions of this Article VI, after the Closing, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective directors, officers, employees and agents (each a “Seller Indemnitee” and, collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless from and against any Loss which such Seller Indemnitee may suffer, sustain or become subject to, as the result of:

(a)

any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04

Limitations on Indemnification

.

(a)

Notwithstanding anything to the contrary in Section 6.02 or Section 6.03, in no event shall any of Seller or Buyer be required pursuant to Section 6.02(a) or Section 6.03(a), as applicable, to indemnify Buyer Indemnitees or Seller Indemnitees, as the case may be, unless the aggregate amount of all Losses (other than Losses arising out of a breach of any Material Representation) suffered by Buyer Indemnitees or Seller Indemnitees, as the case may be, exceed an amount equal to $20,000 (the “Basket”), in which case such indemnifying Party(ies) shall be liable for all Losses in excess of the Basket.

(b)

In no event shall any of Seller or Buyer be required to make indemnification payments hereunder pursuant to Section 6.02(a) or Section 6.03(a), as applicable, for Losses (other than Losses arising out of a breach of any Material Representation) in excess of an amount equal to $100,000.

(c)

In no event shall any of Seller or Buyer be required to make indemnification payments hereunder pursuant to Section 6.02(a) or Section 6.03(a), as applicable, for Losses in excess of the Purchase Price.

(d)

Notwithstanding any limitations set forth herein, each Party will be liable for any Loss resulting from fraud by such Party.

Section 6.05

Method of Payment.  Any indemnification owing to the Seller Indemnitees or Buyer Indemnitees, as applicable, pursuant to this Article VI shall be effected by wire transfer of immediately available funds to one or more accounts designated by the Seller Indemnitees or Buyer Indemnitees, as applicable, within fifteen (15) days after the final determination thereof.

Section 6.06

Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Proceeding, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Proceeding, the Indemnified Party may, but shall not be obligated to, defend against such Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Proceeding, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate (subject to the last sentence in this Section 6.06) and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. With respect to any Proceeding brought by a Person that is not party to this Agreement, the Party controlling the defense or settlement of any such Proceeding shall take steps reasonably designed to ensure that the other Parties and their counsel are informed at all times of the status of such matter and the Parties agree to cooperate reasonably in the defense of any such Proceeding.  The Indemnifying Party shall not settle any Proceeding without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).  No Party shall dispose of, compromise, or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

Section 6.07

Tax Treatment of Indemnification Payments. All indemnification payments made by a Party under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all purposes, unless otherwise required by law.

Section 6.08

Effect of Investigation. Each Party’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the other Party contained herein will not be affected by any investigation conducted by the Party seeking indemnification with respect to, or any knowledge acquired by the Party seeking indemnification at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.09

Duplicative Losses.  If the Buyer Indemnitees fully collect Losses from the Seller in connection with the breach of any of the representations, warranties, covenants and agreements made by the Seller in this Agreement, and the Buyer Indemnitees subsequently collect any funds that were the basis for such Buyer Indemnitees’ claim for such indemnification, the Buyer Indemnitees shall promptly remit the amount so collected to the Seller for reimbursement from which the Losses were received without demand, deduction, offset or delay; provided that in no event shall the Buyer Indemnitees be required to remit any amounts in excess of the amount actually received from the Seller in respect of such Buyer Indemnitees’ claim.  In addition, the amount of any indemnifiable costs or indemnification payable pursuant to this Article VI will be net of any insurance proceeds actually received by the Indemnified Party in connection with the circumstances giving rise to the claim but less the amount of any increase in the premium for the insurance policy under which payment of insurance proceeds was made attributable solely to the payment of such indemnifiable costs.

Section 6.10

Application of this Article VI.  Following the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees, whether in contract, tort or otherwise, for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein (other than equitable claims and claims of fraud).

ARTICLE VII
  Definitions

Section 7.01

Defined Terms.  In this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” means any proposal, offer or indication of interest (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any exclusive license or lease) by any Person or group (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”)) of (A) assets or businesses that constitute all or substantially all of the assets of the Seller, or (B) beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Seller; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Seller that, if consummated, would result in any Person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Seller; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Seller, as a result of which the owners of the equity securities of the Seller immediately prior to such event own less than 80% of the equity securities of the Seller immediately following such event; or (iv) any liquidation or dissolution of the Seller.

 “Assigned Contracts” has the meaning set forth in Section 3.05.

 “Basket” has the meaning set forth in Section 6.04.

 “Bill of Sale” has the meaning set forth in Section 1.01.

“Buyer Indemnitee” has the meaning set forth in Section 6.02.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

 “Contract” means any oral or written agreement, contract, instrument, document, lease, license, permit, assignment or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which Seller is party or by which it is bound or to which it or any Purchased Asset is subject.

“Credit Agreement” means that Senior Secured Credit Facility Agreement, dated as of December 23, 2016, by and between Buyer and Seller, as the same may be amended, restated or modified from time to time.

“Disclosure Schedules” has the meaning set forth in Section 1.01.

 “Governmental Approvals” has the meaning set forth in Section 2.02(d).

“Governmental Entity” means any government, agency, governmental department, commission, board, body, department, authority, bureau, court, arbitration panel or instrumentality of the United States of America or any other country or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 “Indebtedness” means, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, mortgage, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any indebtedness secured by a Lien on a Person’s assets, (vii) any obligations of a Person under capitalized leases according to U.S. GAAP, (viii) any payment to be made pursuant to sale-leaseback transactions, (ix) any payment to be made pursuant to a non-compete payment obligation or change of control payment obligation, (x) net Liabilities associated with reconciled intercompany balances, (xi) Liabilities related to acquisition of or by Seller and including earn-out or similar contingent purchase amounts, (xii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (xiii) any amounts outstanding under any letters of credit, bankers acceptance or similar instrument, in each case, including interest, fees and prepayment premiums or penalties thereon, (ix) any amounts payable to any credit card provider and (x) all expenses incurred in connection with the transactions contemplated by this Agreement, including any amounts payable to Stubbs, Alderton & Markiles, LLP.

“Indemnified Party” has the meaning set forth in Section 6.06.

“Indemnifying Party” has the meaning set forth in Section 6.06.

 “Intellectual Property Assignment” has the meaning set forth in Section 1.01.

“Laws” means all federal, state and local laws, statutes, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity, including common law.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or similar right), defect of title, security interest or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Loss” has the meaning set forth in Section 6.02.

“Marks” has the meaning set forth in the definition of “Proprietary Rights” herein.

 “Material Representations” has the meaning set forth in Section 6.01.

“Outstanding PLY Debt Obligations” has the meaning set forth in Section 1.03.

 “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

 “Proceeding” means any action, arbitration, audit, charge, claim, complaint, decree, demand, dispute, hearing, investigation, judgment, litigation, order or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Proprietary Rights” means all of the following items and all corresponding rights, throughout the world: (i) patents, patent applications, patent disclosures and inventions and all industrial designs registrations and applications (including utility model rights, design rights and industrial property rights) and any reissue, continuation, continuation-in-part, divisional, revision, extension or reexamination of the foregoing; (ii) trademarks, service marks, certification marks, trade dress, logos, trade names, slogans, Internet domain names and corporate names, all registrations, applications and renewals for any of the foregoing, and all goodwill associated with the foregoing, including, without limitation, the name “Limitless” and any and all rights related thereto (collectively, “Marks”); (iii) copyrights and other works of authorship (whether or not copyrightable, including “look and feel”) and moral rights, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and other confidential information (including know-how, processes, techniques, methods, financial, business and marketing plans, and customer and supplier lists and related information); (v) Software, data collections and databases; (vi) rights of publicity and privacy, including the right to use names, likenesses, voices and biographical information of real Persons; (vii) other intellectual property and proprietary rights (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing); and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Purchased Assets” has the meaning set forth in Section 1.01.

“Purchase Price” has the meaning set forth in Section 1.03.

“Relevant Group” means any affiliated, combined, consolidated, unitary or other group for Tax purposes of which Seller is or was a member.

“Schedule 14A” has the meaning set forth in Section 5.09.

“SEC” has the meaning set forth in Section 5.09.

“Seller Indemnitee” has the meaning set forth in Section 6.03.

“Seller Shareholders’ Approval” has the meaning set forth in Section 2.02(c).

“Software” shall mean all software, computer programs, operating systems, interfaces, firmware, modules, algorithms, methodologies and routines (in both source code and object code form) and all documentation relating to any of the foregoing.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, escheat, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fees, levy or other governmental charge of any kind whatever, whether disputed or not, including any interest, penalties or additions to tax; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition arising as a result of being or having been a member of any Relevant Group; and (iii) any liability for or in respect of the payment of any amount of a type described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Law relating to any Taxes (including any amendments or schedules, attachments or other supporting documentation with respect thereto).

“Third-Party Approvals” has the meaning set forth in Section 2.02(cÞÞÞ.

“Transaction Documents” means this Agreement, the Bill of Sale and the Intellectual Property Assignment.

“Transfer Taxes” means sales, use, transfer, real property transfer, filing, recording, stock transfer, stamp, stamp duty reserve, value added, documentary and other similar Taxes.

“Transferred Permits” has the meaning set forth in Section 3.06.

ARTICLE VIII
Termination

Section 8.01

Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)

by the mutual written consent of Seller and Buyer;

(b)

by Buyer by written notice to Seller if:

(i)

Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.02 and such breach, inaccuracy or failure has not been cured by Seller within fifteen (15) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)

any of the conditions set forth in Section 2.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 30, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)

Seller exercises its right to make a Change of Recommendation pursuant to Section 5.06(cÞÞÞDDDD .

(c)

 by Seller by written notice to Buyer if:

(i)

Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.03 and such breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)

any of the conditions set forth in Section 2.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 30, 2017, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)

Seller exercises its right to make a Change of Recommendation.

(d)

by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable or (iii) the Seller Shareholders’ Approval shall not have been obtained on or before March 30, 2017 or (iv) the Closing does not occur on or before March 30, 2017; provided that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to a Party if that Party is in breach of any representation, warranty, covenant or agreement under this Agreement that has been the cause of or resulted in the failure of the Closing to occur on or before such date.

(e)

The Party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) above shall give written notice of such termination to the other Parties hereto.

Section 8.02

Effect of Termination

In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)

as set forth in this Article VIII and Article VI hereof; and

(b)

that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof occurring prior such termination.

ARTICLE IX
Miscellaneous

Section 9.01

Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 9.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Vapor Hub International Inc.
1871 Tapo Street Simi Valley, CA 93063
	Attention:	Kyle Winther, CEO
	E-Mail:	Kyle@vapor-hub.com

With a copy to:	Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403 Attention: Jonathan Friedman, Esq.
E-Mail: jfriedman@stubbsalderton.com

If to Buyer:	PLY Technology
122A East Foothill Blvd. #145 Arcadia, CA 91006
	Attention:	Tom Li
	E-Mail:	tom@plycig.com

With a copy to:	Squire Patton Boggs (US) LLP, 31st Floor
Los Angeles, CA 90071
	Attention:	James Hsu, Esquire
	E-Mail:	James.hsu@squirepb.com

Section 9.03

Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04

Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05

Entire Agreement. This Agreement, together with all the exhibits and schedules hereto and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.07

No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08

Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 9.09

Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

Section 9.11

Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Los Angeles and county of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.12

Waiver of Jury Trial.

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, to the maximum extent permitted under applicable Law, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.13

Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Vapor Hub International Inc.
By: /s/ Lori Winther Name: Lori Winther Title: Chief Financial Officer

PLY Technology
By: /s/ Thomas Li Name: Thomas Li Title: Chief Executive Officer

Annex B

PLAN OF LIQUIDATION
OF
VAPOR HUB INTERNATIONAL INC.

This Plan of Liquidation (the “Plan”) is intended to accomplish the liquidation of Vapor Hub International Inc., a Nevada corporation (the “Company”), in accordance with NRS 78.580 and other applicable provisions of the Nevada Revised Statutes (the “NRS”).

1.

Approval and Adoption of Plan. This Plan shall be effective when all of the following steps have been completed (the “Effective Date”):

(a)

the board of directors of the Company (the “Board of Directors”) has adopted resolutions deeming it advisable and in the best interest of the stockholders of the Company to (i) liquidate the Company, (ii) adopt this Plan, and (iii) call a special meeting (the “Meeting”) of the stockholders of the Company to approve the liquidation of the Company, including, but not limited to, the sale of all or substantially all of the Company’s operating assets (the “Asset Sale”) to PLY Technology, a California corporation, and adopt this Plan; and

(b)

the liquidation of the Company has been approved by and this Plan has been adopted by the requisite vote of the Company’s stockholders at the Meeting.

2.

Dissolution.  After the Effective Date, the Company shall take such steps, as the Board of Directors, in its absolute discretion, deems necessary, appropriate, or advisable in order to dissolve the Company, including filing with the Secretary of State of the State of Nevada a certificate signed by an officer of the Company setting forth that the dissolution has been approved by the directors and the stockholders, and listing the names and addresses, either residence or business, of the Company’s president, secretary and treasurer, or the equivalent thereof, and all of its directors (the “Certificate of Dissolution”).  The dissolution shall take effect at the time of the filing of the Certificate of Dissolution with the Secretary of State of the State of Nevada or upon a later date and time as specified in the Certificate of Dissolution, which date shall be not more than 90 days after the date on which the Certificate of Dissolution is filed. If the Certificate of Dissolution specifies a later effective date but does not specify an effective time, the certificate is effective at 12:01 a.m. in the Pacific time zone on the specified later date.

3.

Continuation of the Company after Dissolution.  The dissolution of the Company shall not impair any remedy or cause of action available to or against it or its directors, officers or stockholders commenced within 2 years after the date of the dissolution with respect to any remedy or cause of action in which the plaintiff learns, or in the exercise of reasonable diligence should have learned of, the underlying facts on or before the date of dissolution, or within 3 years after the date of dissolution with respect to any other remedy or cause of action. Any such remedy or cause of action not commenced within the applicable period is barred pursuant to NRS 78.585.  Following the filing of the Certificate of Dissolution, the Company shall continue as a body corporate for the purpose of prosecuting and defending suits, actions, proceedings and claims of any kind or character by or against it and of enabling it gradually to settle and close its business, to collect its assets, to collect and discharge its obligations, to dispose of and convey its property, to distribute its money and other property among the stockholders, after paying or adequately providing for the payment of its liabilities and obligations, and to do every other act to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which it was established.

4.	Trustees of Company Once Dissolved; Powers of Directors.

(a)

Upon the dissolution of the Company under the provision of NRS 78.580, the directors shall become trustees thereof, with full power to prosecute and defend suits, actions, proceedings and claims of any kind or character by or against the Company, to enable the Company gradually to settle and close its business, to collect its assets, to collect and discharge its obligations, to dispose of any convey its property, to distribute its money and other property among the stockholders, after paying or adequately providing for the payment of its liabilities and obligations, and to do every other act to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which the Company was established.

(b)

After paying or adequately providing for the liabilities and obligations of the Company, the trustees, with the written consent of stockholders holding stock in the corporation entitling them to exercise at least a majority of the voting power, may sell the remaining assets or any part thereof to a corporation organized under the laws of Nevada or any other state, and take in payment therefor the stock or bonds, or both, of that corporation and distribute them among the stockholders of the liquidated corporation, in proportion to their interest therein. No such sale shall be valid as against any stockholder who, within 30 days after the mailing of notice to the stockholder of the sale, applies to the district court of Nevada for an appraisal of the value of his or her interest in the assets so sold, and unless within 30 days after the appraisal is confirmed by the court the stockholders consenting to the sale, or some of them, pay to the objecting stockholder or deposit for the objecting stockholder’s account, in the manner directed by the court, the amount of the appraisal. Upon the payment or deposit the interest of the objecting stockholder vests in the person or persons making the payment or deposit.

(c)

In winding up and liquidating the business and affairs of the corporation, the trustees have the duties imposed upon them, and the benefit of the presumptions established, by NRS 78.138.

5.

Liability of Stockholders Following Dissolution.

(a)

A stockholder of the Company dissolved pursuant to NRS 78.580, the assets of which were distributed pursuant to NRS 78.590, shall not be liable for any claim against the Company in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.

(b)

A stockholder of the Company dissolved pursuant to NRS 78.580, the assets of which were distributed pursuant to NRS 78.590, shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun before the expiration of the period described in Section 3 above.

(c)

The aggregate liability of any stockholder of the Company dissolved pursuant to NRS 78.580 for claims against such corporation shall not exceed the amount distributed to such stockholder pursuant to NRS 78.590.

6.

Expenses of Liquidation. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal, and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of this Plan shall constitute approval of such payments by the stockholders of the Company.

7.

Employees and Independent Contractors. In connection with effecting the liquidation of the Company and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, hire or retain such employees, consultants, independent contractors, agents and advisors as the Board of Directors deems necessary or desirable to supervise or facilitate the liquidation. The Company may, in the absolute discretion of the Board of Directors, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, consultants, independent contractors, agents, advisors and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan shall constitute approval of any such compensation by the stockholders of the Company.

8.

Indemnification. The Company shall continue to indemnify its officers, directors, employees, and agents in accordance with its articles of incorporation, bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board of Directors is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

9.

Tax Matters. It is intended that any distributions to the stockholders pursuant to this Plan shall be treated as distributions in complete liquidation of the Company for the purposes of Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”) and for this Plan to constitute a plan of complete liquidation for the purpose of Section 346(a) of the Code. This Plan shall be deemed to authorize the taking of such action as the Board of Directors determines may be necessary to conform with the provisions of said Sections 331 and 336 and the Treasury regulations promulgated thereunder. The Company’s officers shall be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of the Company. Within thirty (30) days after the Effective Date, the Company shall file with the Internal Revenue Service an appropriate statement of corporate dissolution on IRS Form 966, as required by Section 6043 of the Code, and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof. The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of liquidation.

10.

Power of Board of Directors and Officers. The Board of Directors is hereby authorized, without further action by the Company’s stockholders, to do and perform, or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.

SPECIAL MEETING OF STOCKHOLDERS OF

VAPOR HUB INTERNATIONAL INC.

March 29, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.vapor-hub.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ____ Signature of Shareholder ________ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VAPOR HUB INTERNATIONAL INC.

Proxy for Special Meeting of Stockholders on March 29, 2017

The undersigned, a stockholder of Vapor Hub International Inc., a Nevada corporation (the "Company"), hereby appoints KYLE WINTHER and LORI WINTHER or either of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Stockholders of the Company, to be held on March 29, 2017 and any postponements or adjournments thereof, and in connection herewith to vote and represent all of the shares of the Company which the undersigned would be entitled to vote as follows:

(Continued and to be signed on the reverse side)